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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (Date of earliest event reported):  JUNE 15, 1998



                              EVI WEATHERFORD, INC.

               (Exact name of registrant as specified in charter)

          DELAWARE                    1-13086                         04-2515019
  (State of Incorporation)     (Commission File No.)     (I.R.S. Employer Identification No.)

     5 POST OAK PARK, SUITE 1760,
            HOUSTON, TEXAS                                          77027-3415
(Address of Principal Executive Offices)                            (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 297-8400

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                                     Page 1

                         Exhibit Index Appears on Page

ITEM 5.   OTHER

BUSINESS COMBINATION

     On May 27, 1998, EVI, Inc. ("EVI") and Weatherford Enterra, Inc. ("Weatherford") merged pursuant to an Agreement and Plan of Merger dated March 4, 1998, as amended, between EVI and Weatherford, with EVI being the surviving corporation (the "Merger"). Under the terms of the Merger, the name of the combined company was changed to EVI Weatherford, Inc. (together with its subsidiaries, the "Company"). Under the terms of the Merger, the stockholders of Weatherford received 0.95 of a share of EVI common stock, $1.00 par value ("Common Stock"), in exchange for each outstanding share of Weatherford common stock outstanding immediately prior to the Merger. The Merger has been accounted for as a pooling of interests and the supplemental consolidated financial statements of EVI have been restated to include the accounts of EVI and Weatherford. The following sets forth Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company on a restated basis. The discussion should be read in conjunction with the restated Supplemental Consolidated Financial Statements of the Company filed with this report. The supplemental financial statements contained herein, together with the following Supplemental Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations, are supplemental to the historical Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations previously filed by EVI prior to the Merger and supersede the previously filed pro forma financial statements filed by EVI reflecting the Merger.

SUPPLEMENTAL SELECTED FINANCIAL DATA

     The following table sets forth certain supplemental selected historical consolidated financial data of the Company and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Supplemental Consolidated Financial Statements and Notes thereto included elsewhere herein. The following information may not be deemed indicative of future operating results of the Company. The information presented has been restated to reflect the Company's May 1997 two-for-one stock split and the adoption of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share.

                                                                              YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------------------
                                                       1997          1996              1995            1994             1993
                                                  -----------     -----------      -----------      -----------     -----------
                                                                    (in thousands, except per share amounts)
Revenues ....................................     $ 1,969,089     $ 1,467,270      $ 1,125,803      $   858,993     $   671,470
Operating Income ............................         335,992         169,101           12,120           70,952          59,342
Income (Loss) From Continuing
    Operations...............................         196,773          92,161           (8,268)          36,046          35,231
Basic Earnings (Loss) Per Share From
    Continuing Operations....................            2.04            1.03            (0.10)            0.53            0.58
Diluted Earnings (Loss) Per Share
    From Continuing Operations ..............            2.01            1.01            (0.10)            0.53            0.58
Total Assets ................................       2,737,910       2,243,633        1,710,568        1,464,804         885,981
Long-Term Debt ..............................         252,322         417,976          416,473          303,854          56,580
5% Convertible Subordinated Preferred
   Equivalent Debentures.....................         402,500              --               --               --              --
Stockholders' Equity ........................       1,458,549       1,292,704          958,337          845,287         582,187
Cash Dividends Per Share ....................              --              --               --               --              --

GENERAL

  The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company's principal industry segments consist of (i) drilling products, (ii) completion and oilfield products and services and (iii) artificial lift and compression products and services. The Company operates in virtually every oil and gas exploration and production region in the world.

  The Company's drilling products segment manufactures (i) drill pipe and other drilling products, (ii) premium engineered connections and associated tubulars and (iii) marine connectors and related accessories. The Company's drilling products are designed and engineered for high performance applications. Drill pipe, as well as drill collars, heavyweights and kellys manufactured by the Company, serve as the principal mechanical drilling tools used to drill an oil or natural gas well. These products constitute all components of the drill stem used to drill a well from the rig to the drill bit. The Company's premium tubulars consist of premium tubing, liner and casing and, together with the Company's line of premium engineered connections, are used for the production of oil and natural gas in harsh downhole environments. The Company's marine connector product line consists of downhole conductors for offshore applications and are used to define the original architecture of an offshore well and to support subsea applications.

  The Company's completion and oilfield products and services segment manufactures, sells and services cementation products and liner hangers and equipment used to provide oilfield services. Other products manufactured by this segment include hydraulic power tongs and related equipment used to provide tubular running services, milling tools, whipstocks and weighted drill pipe used in rental and downhole services and sold to customers. This segment also provides oilfield equipment rental, downhole services and tubular running services. The Company's rental equipment includes specialized pressure control equipment, drill string equipment, handling tools, stabilizers and other equipment and tools used in the drilling, completion and workover of oil and gas wells. Downhole services include fishing, milling, whipstock installation and retrieval, well control assistance, plugging and abandonment services, pipe recovery wireline services, foam services and internal casing patch installation.

  The Company's artificial lift and compression segment (i) designs, manufactures and services a complete line of artificial lift equipment and (ii) manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range. The Company's artificial lift product line includes a wide range of downhole pumps, surface pump drive units, gas lift equipment, hydraulic lift products and progressing cavity pumps. The Company's gas compressor units are used for increasing natural gas pressure to facilitate gas flow from the wellhead and through gas gathering systems and processing plants and injecting natural gas into oil wells to enhance recovery and into gas storage wells. Other general applications include cogeneration, seismic marine surveys and natural gas fueling stations.

  The Company has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. Acquisitions have focused on the acquisition of name brand products, geographic expansion, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic expansion. The Company's growth strategy has resulted in the Company becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. The Company is the leading worldwide supplier of rental tools and fishing and other downhole services and the leading worldwide provider of tubular running services. To the Company's knowledge, none of its competitors has as broad a product line of rod lift and progressing cavity pumps.

MARKET TRENDS

  The demand for the Company's products and services is affected by the price and demand of natural gas, the level of oil and gas exploration, production and consumption, the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the volume of production, the number of well completions, the level of workover activity, the construction of gathering and storage systems and the age and operating pressures of natural gas wells. Exploration and production activities are affected by worldwide economic conditions, supply and demand for oil and natural gas, seasonal trends and the political stability of oil producing countries. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States and Canada.

  The oil and gas industry has been substantially volatile over the years, due in large part to volatility in the prevailing prices of oil and natural gas. In 1996 and much of 1997, the oil and gas service industry experienced a general improvement in product demand and pricing as relatively stable and improved oil and or natural gas prices combined with a strong world economy to increase exploration and development activity worldwide. This trend, together with a decline in the worldwide inventory of used drill pipe, benefited the Company and its results in 1997 and 1996. Demand for the Company's compressor packages improved in 1997 due to stronger and more stable natural gas prices and trend of major oil companies outsourcing certain services and selling many of their oil and gas properties in the United States to smaller producers.

  The willingness of oil and gas operators to make capital expenditures for the exploration and production of oil and natural gas will continue to be influenced by numerous factors over which the Company has no control, including the prevailing and expected market prices for oil and natural gas. Such prices are impacted by, among other factors, worldwide demand for oil and gas, costs of exploration and production, general economic and political conditions, availability of new leases and concessions, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to maintain price stability through voluntary production limits, the level of production by non-OPEC countries, and governmental regulations regarding, among other things, environmental protection, taxation, price controls and product allocations.

  The worldwide price of oil has declined significantly since late 1997, with prices having dropped as much as 40% to under $13 per barrel for spot deliveries, and prices for natural gas have weakened slightly on a year to year basis. These declines have been attributed to, among other things, an excess supply of oil in the world markets, reduced domestic demand associated with an unseasonably warm winter and the potential for lower worldwide demand due to the impact of the economic downturn in Southeast Asia. With lower oil prices, the Company and others in the industry have begun to experience a softening in demand for their products and services, in particular, products and services associated with exploration activity and oil production. Although the Company continues to have a backlog for drill pipe, there has begun a softening in demand from the strong demand that existed in 1997. In addition, lower prices have impacted demand for products and services associated with the production of heavy oil and oil from marginal wells. These declines have been somewhat offset by improvements from consolidation and other cost savings and greater market penetration for the Company's oilfield services and compression products. These current market conditions are expected to have an effect on results over the next twelve months. A prolonged period of low priced oil can be expected to adversely affect the demand throughout the industry, including those products manufactured and services provided by the Company. In such a case, the Company's revenues and income could be similarly affected.

  Although the short-term outlook in the industry remains uncertain, absent a significant downturn in the U.S. and world economies, the Company believes that market conditions in the industry should improve over the long term as the demand and supply becomes more in balance. The timing of such recovery, however, cannot be predicted with certainty.

1998 AND 1997 ACQUISITIONS

  In the first quarter of 1998, the Company completed three acquisitions consisting of (i) Houston Well Screen, a leading provider of downhole sand control screens, for cash of approximately $27.6 million, (ii) Taro Industries Limited ("Taro"), a Canadian provider of well monitoring, gas compression and drilling equipment distribution, for 0.8 million shares of Common Stock and
(iii) Ampscot Equipment Ltd. ("Ampscot"), a Canadian manufacturer of conventional pumping units, for cash of approximately $57.1 million. The Company also acquired a business that expanded its tubular products operations for a total consideration of $30.0 million, including liabilities. The 1998 acquisitions were accounted for using the purchase method of accounting.

  The Company also completed a number of strategic acquisitions during 1997 directed at an expansion of the Company's core operations. These acquisitions included: (i) TA Industries, Inc. ("TA"), a manufacturer of premium couplings and casing, in April 1997 for cash of approximately $44.1 million and assumed debt of $19.7 million, (ii) XLS Holding, Inc. ("XL"), a manufacturer of high performance connectors for marine applications such as conductors, risers and offshore structural components, in August 1997 for 0.9 million shares of the Company's Common Stock, (iii) Trico Industries, Inc. ("Trico"), a manufacturer and distributor of sub-surface pumps, sucker rods, accessories and hydraulic lift systems, in December 1997 for cash of approximately $105.0 million and assumed debt of $8.7 million, (iv) BMW Pump, Inc. ("BMW Pump") and BMW Monarch (Lloydminster) Ltd. ("BMW Monarch"), a Canadian-based manufacturer and supplier of progressing cavity pumps, in December 1997 for cash of approximately $96.8 million and assumed debt of $14.3 million, and (v) various small acquisitions, for total cash of approximately $82.2 million, intended to expand the Company's manufacturing capabilities, geographic scope and breadth of product lines. The acquisition of XL was accounted for as an immaterial pooling of interests. The other 1997 acquisitions were accounted for using the purchase method of accounting. The results of operations of all 1997 acquisitions have been included in the Company's operating results since their respective dates of acquisitions.

  The Company's operating results include several immaterial and non-core businesses that the Company has sold through previously announced divestiture programs. These businesses included the Harrisburg/Woolley division, which was sold in 1995; Barber Industries Limited and Enterra Patco Oilfield Products, Inc., each of which was sold in 1996; and CRC-Evans Pipeline International, Inc. ("CRC-Evans"), Total Engineering Services Team, Inc. ("TEST") and the American Aero Cranes division ("Cranes"), each of which was sold in 1997.

  The Company recorded goodwill of approximately $303.9 million and $94.5 million in the year ended December 31, 1997 and the first quarter of 1998, respectively, in connection with acquisitions. These acquisitions substantially increased the Company's market share in various products and expanded its geographic distribution capabilities. The charge associated with the amortization of goodwill and other intangibles was $15.0 million and $5.0 million for the year ended December 31, 1997 and the first quarter of 1998, respectively, and is expected to be approximately $21.9 million for the year ended December 31, 1998.

SECOND QUARTER 1998 MERGER RELATED COSTS

  In the second quarter of 1998, the Company estimates that it will report approximately $60.0 million, net of taxes, in unusual charges associated with the Merger. Such costs consist of transaction costs, severance and termination payments to former officers and employees, facility closure costs and costs associated with the closure of excess and duplicative distribution and service locations primarily due to integrating EVI's businesses with Weatherford's businesses and the impairment of various assets as a result of the combination of operations and rationalization of product lines and the elimination of certain products, services and operations as a result of the changes in the operations of the Company following the Merger.

RESULTS OF OPERATIONS

  A summary of operating results by industry segment is shown below:

                                                 Three Months
                                                Ended March 31,                       Year Ended December 31,
                                         ---------------------------      -----------------------------------------------
                                             1998            1997              1997            1996             1995
                                         ----------      -----------      -----------      -----------     -------------
                                                                                                           (in thousands)
REVENUES
  Drilling Products ...............     $   190,845      $   117,303      $   611,715      $   337,312      $   149,462
  Completion and Oilfield
    Products and Services .........         229,762          226,245          929,001          824,639          759,309
  Artificial Lift and Gas
    Compression ...................         152,853           87,705          428,373          305,319          217,032
                                        -----------      -----------      -----------      -----------      -----------
                                        $   573,460      $   431,253      $ 1,969,089      $ 1,467,270      $ 1,125,803
                                        ===========      ===========      ===========      ===========      ===========
MERGER-RELATED COSTS AND
  AND OTHER UNUSUAL CHARGES
  Drilling Products ...............     $      --        $      --        $      --        $      --        $      --
  Completion and Oilfield
    Products and Services .........            --               --               --               --             59,171
  Artificial Lift and Gas
    Compression ...................            --               --               --               --               --
  Corporate .......................            --               --               --               --             29,011
                                        -----------      -----------      -----------      -----------      -----------
                                        $      --        $      --        $      --        $      --        $    88,182
                                        ===========      ===========      ===========      ===========      ===========
OPERATING INCOME (LOSS):
  Drilling Products ...............     $    45,702      $    21,291      $   120,830      $    42,573      $    14,425
  Completion and Oilfield
    Products and Services .........          59,798           45,641          215,412          146,332            5,116
  Artificial Lift and Gas
    Compression ...................          16,589            8,620           37,566           19,500           16,276
  Corporate .......................         (11,489)          (8,564)         (37,816)         (39,304)         (23,697)
                                        -----------      -----------      -----------      -----------      -----------
                                        $   110,600      $    66,988      $   335,992      $   169,101      $    12,120
                                        ===========      ===========      ===========      ===========      ===========





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
THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    General

      Net income for the first quarter 1998 was $61.1 million on revenues of $573.5 million, as compared to net income for the first quarter 1997 of $37.9 million on revenues of $431.3 million. The increases in revenues and net income reflect continued revenue and margin improvement in the Company's drilling products segment as well as the beneficial effect of the Company's 1997 and 1998 acquisitions. The net effect of these acquisitions on revenues and net income for the quarter ended March 31, 1998, compared to the first quarter of 1997 was an increase in revenues of $122.0 million and an increase in income from continuing operations of $10.4 million.

     The Company incurred research and development costs of $3.4 million in the first quarter of 1998 as compared to $3.6 million in the first quarter of 1997. Expenditures relate to the development of new products for drilling products to support high performance applications and for service equipment designs to support the oilfield products and services businesses.

      Of the Company's first quarter 1998 sales, 49%, 7%, 7%, 22% and 10%, respectively, were attributable to sales in the U.S., Europe, Africa, Canada and Latin America, respectively. U.S. sales for the first quarter of 1998 included sales to U.S. distributors and other U.S. companies for ultimate use outside the U.S.

    Drilling Products Segment

      The Company's drilling products segment reported revenues and operating income of $190.8 million and $45.7 million, respectively, for the first quarter 1998, up from $117.3 million and $21.3 million, respectively, for the first quarter 1997. These improvements were primarily due to continued strong demand and backlog for drill pipe and other drilling tools, increased sales of premium tubular products and the effects of the Company's acquisition of TA and XL. Premium tubular revenues increased to approximately $80.1 million in the first quarter of 1998 up from approximately $58.9 million for 1997. The net effect of the acquisitions of TA and XL on revenues and operating income in this segment for the quarter ended March 31, 1998, compared to the first quarter of 1997 was an increase in revenues of $30.4 million and an increase in operating income of $4.7 million.

      Cost of goods sold declined as a percentage of revenues from 76.0% in 1997 to 70.2% in 1998, due to increased pricing on the Company's products and reduced costs resulting from the expansion of the Company's Mexico tool joint facility, which provided savings of at least $1.2 million in the first quarter of 1998. Selling, general and administrative expenses as a percentage of revenues represented 5.8% for the first quarter 1998 and 1997.

      Backlog for tubular products at March 31, 1998, was approximately $352.1 million. The Company currently expects that over $264.0 million of this backlog will be shipped by December 31, 1998, with the remainder to be shipped within the first six months of 1999. There can be no assurance that in light of current market conditions this level of backlog will continue and any material changes in demand for drilling products and rig utilization could affect the demand for the Company's drill pipe.

    Completion and Oilfield Products and Services Segment

      The Company's completion and oilfield products and services segment reported revenues and operating income of $229.8 million and $59.8 million, respectively, for the first quarter 1998, up from $226.2 million and $46.5 million, respectively, for the first quarter 1997. These improvements reflect the increase in North America drilling activity and increased market share.

      North American service revenues increased 15% to $96.6 million in the first quarter of 1998 compared to the same period in 1997, with the most significant revenue increases occurring in Canada, South and West Texas and the Rocky Mountain region. Revenues in Canada increased 24.5% for 1998 over the first quarter of 1997. Comparing the same periods, the average North America drilling rig count improved 16%, and the average workover rig count declined 14%. Excluding Canada, international oilfield service revenues increased 10.7% in the first quarter of 1998 compared to the first quarter of 1997 while the average international rig count increased 1%.

      Cost of goods sold and services and rentals declined as a percentage of revenues from 68.0% in the first quarter of 1997 to 64.3% in the first quarter of 1998, as a result of improved pricing in certain areas and increased volume. Selling, general and administrative expenses for the first quarter of 1998 as a percentage of revenues was 10.0% compared to 12.1% for the first quarter of 1997.

    Artificial Lift and Compression Segment

      The Company's artificial lift and compression segment reported revenues and operating income of $152.9 million and $16.6 million, respectively, for the first quarter 1998, up from $87.7 million and $8.6 million, respectively, for the first quarter 1997. These improvements were due to the Company's 1997 and 1998 acquisitions and growth in the Latin American markets. The 1997 and 1998 acquisitions generated revenues and operating income for this segment of $76.7 million and $10.6 million, respectively, in the first quarter of 1998. The improvements attributable to the businesses acquired in these acquisitions were partially offset by substantial declines in demand for the Company's progressing cavity pump line of artificial lift products and the manufacturing and packaging of compressors due to lower oil prices and an associated drop in heavy oil drilling activity primarily in Canada and other marginal oil production activity.

      Cost of goods sold declined as a percentage of revenues from 73.0% in the first quarter 1997 to 65.6% in the first quarter 1998, as a result of an improvement in the segment's cost structure and from the December 1997 acquisitions of Trico, BMW Pump and BMW Monarch and the 1998 acquisitions of Taro and Ampscot and the expansion and increased utilization of the Company's compressor rental fleet. Selling, general and administrative expenses for the first quarter 1998 as a percentage of revenues was 23.5% compared to 17.2% for the first quarter 1997. The increase in selling, general and administrative expenses for this segment reflects higher costs associated with overlapping operations at various acquired companies pending the consolidation of those operations and increased amortization of goodwill and other intangibles relating to the Company's 1997 and first quarter 1998 acquisitions in this segment. The Company intends to continue to focus on reducing selling, general and administrative expenses in this segment through the integration of acquired operations.

    Other

      Corporate expenses as a percentage of revenues for the first quarter 1998 were 2.0% as compared to 2.0% for the first quarter 1997.

      Interest expense for the first quarter 1998 was $12.0 million compared to $10.5 million for the first quarter 1997. The increase in interest expense in the first quarter 1998, as compared to the first quarter 1997, reflects the issuance by the Company of $402.5 million principal amount of its 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") issued in November 1997, a portion of which was utilized to purchase substantially all of the $120.0 million principal amount of the Senior Notes. The remaining proceeds from the issuance of the Debentures were used to fund acquisitions and reduce bank debt.

      The Company's effective tax rate on net income for the first quarter 1998 was 37.6% as compared to 35.3% for the first quarter 1997. The higher effective tax rate in 1998 reflects the utilization of substantially all of the Company's U.S. net operating loss and tax credit carryforwards in 1997 and differences in the components and tax rates applicable to foreign taxable income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  General

    Income from continuing operations for 1997 was $196.8 million on revenues of $1,969.1 million as compared to income from continuing operations for 1996 of $92.2 million on revenues of $1,467.3 million. The increases in revenues and income from continuing operations reflect the strength in the Company's markets and the effect of the 1997 acquisitions and a full year of the 1996 acquisitions. The 1997 acquisitions benefited 1997 revenues by $166.5 million and income from continuing operations by $12.3 million. The 1996 acquisitions benefited 1997 revenues by $269.2 million and income from continuing operations by $24.5 million. Revenues associated with disposed businesses were $76.9 million and $157.8 million in 1997 and 1996, respectively. Net income associated with the disposed businesses were $8.3 million and $9.6 million in 1997 and 1996, respectively.

    Net income for 1997 was $187.8 million compared to $165.8 million for 1996. The Company recorded in 1997 an extraordinary charge of $9.0 million, net of taxes, related to the acquisition by the Company on December 15, 1997, of $119,980,000 principal amount of the Company's outstanding 10 1/4% Senior Notes due 2004 and 10 1/4% Senior Notes due 2004, Series B (collectively, the "Senior Notes") from the holders of the Senior Notes pursuant to a cash tender offer and consent solicitation of the Company (the "Tender Offer"). In 1996, the Company reported income of $7.5 million, net of taxes, from discontinued operations related to the Company's Mallard Bay contract drilling division ("Mallard Division"), which was sold in November 1996, and a gain of $66.9 million, net of taxes of $44.6 million, related to the disposition. Additionally, the Company incurred an extraordinary charge of $0.7 million, net of taxes, for the early extinguishment of debt in 1996.

     Revenues during 1997 increased approximately 34% from 1996 primarily as a result of the various acquisitions described above, the impact of consolidation, restructuring and higher average sales prices. Cost of goods sold and services and rentals as a percentage of revenues declined from 74.3% of total revenues in 1996 to 69.6% in 1997 due to stronger prices and sales of higher margin products and services. Selling, general and administrative costs attributable to segments as a percentage of total revenues was flat between 1997 and 1996 despite increased amortization of intangibles and costs associated with the assimilation of acquired businesses.

    Research and development costs of $11.8 million in 1997 increased 29% over 1996. This increase primarily reflects the expansion of the Company's operations and the development of new products for drilling products to support high performance applications and for service equipment designs to support the oilfield products and services businesses.

    Of the Company's 1997 sales, 52%, 9%, 4%, 14% and 8%, respectively, were attributable to sales in the U.S., Europe, Africa, Canada and Latin America, respectively and for 1996 represented 49%, 13%, 7%, 11% and 8%, respectively. U.S. sales for 1997 and 1996 included sales to U.S. distributors and other U.S. companies for ultimate use outside the U.S.

    In the fourth quarter of 1996, the Company adopted a plan to close its Bastrop, Texas tool joint manufacturing facility and to combine its two packer facilities through the closure of one facility in Arlington, Texas. In connection with these decisions, the Company incurred a charge of $5.8 million associated with these closures. Of this charge, $4.3 million related to the tool joint facility closure and relocation of equipment from this facility and $1.5 million related to the consolidation of its packer facilities and the closure of one of the plants. The Company incurred $3.8 million in 1996 for costs associated with these actions during 1996, including costs relating to the relocation of equipment at its Bastrop facility to other facilities. The Company also accrued $2.0 million as part of the $5.8 million charge for exit costs that it expected to be incurred in 1997 relating to a closure of its Bastrop and Arlington facilities. These costs included $0.8 million for severance and termination costs, $0.9 million for the reduction in the carrying value of its Bastrop facility in light of the intended disposition of the facility and $0.3 million for the termination of the Arlington lease. Approximately 400 employees were affected by these closures. The Company had substantially completed the closure of both the Bastrop and Arlington facilities by the end of the second quarter of 1997 and incurred substantially all charges related to the closing of these facilities.

  Drilling Products Segment

    The Company's drilling products segment reported revenues and operating income of $611.7 million and $120.8 million, respectively, for 1997, up from $337.3 million and $42.6 million, respectively, for 1996. These improvements were primarily due to increased demand for drill pipe and other drilling tools, strength in premium tubular activity and the Company's acquisition of TA, a premium tubular couplings and accessories manufacturer in April 1997, and the third quarter acquisition of XL, a manufacturer of marine connectors. The increase in demand for drill pipe reflected higher domestic and international drilling activity, in particular offshore drilling. Premium tubular revenues increased to approximately $307.9 million during 1997 up from approximately $157.8 million for 1996. The increase in premium tubular revenues reflected strong demand in the Gulf of Mexico and the acquisition of TA. During 1997, the acquisitions of TA, XL and various small acquisitions benefited 1997 revenues and operating income in this segment by $96.8 million and $16.1 million, respectively.

    Cost of goods sold declined as a percentage of revenues from 81.3% in 1996 to 73.7% in 1997, due to increased pricing on the Company's products and reduced costs resulting from the expansion of the Company's Mexico tool joint facility. The Company expects annual cost savings of approximately $7.0 million relating to the expansion and consolidation of the Mexico facility. In the third quarter of 1997, the Mexico facility became fully operational, which benefited operations in the second half of 1997. Selling, general and administrative expenses for 1997 as a percentage of revenues was 6.6% compared to 6.1% for 1996 and reflected higher selling, general and administrative expenses associated with the operations of TA as well as the increase in the amortization of goodwill and other intangibles.

  Completion and Oilfield Products and Services Segment

    The Company's completion and oilfield products and services segment reported revenues and operating income of $929.0 million and $215.4 million, respectively, for 1997, up from $824.6 million and $146.3 million, respectively, for 1996. Included in operating income for this segment was a net loss of $2.7 million realized in 1997 on the sale of various non-core assets. Excluding this loss, operating income would have increased 49% in 1997 over 1996. These improvements reflected improvements in the sale of completion products and oilfield services due to improved market conditions, primarily as a result of increased drilling activity, improved pricing and the introduction of downhole services into new markets.

    Total oilfield services revenues increased 26% from $527.4 million in 1996 to $665.5 million in 1997, reflecting increased volume of activity and improved pricing resulting from a 15% increase in worldwide drilling activity, as reported by Baker Hughes Incorporated. The increased use of certain drilling techniques, such as re-entry, multi-lateral, horizontal and directional drilling, were also important contributors to revenue growth in 1997, particularly in North America. U.S. oilfield service revenues increased 33% to $317.7 million, while U.S. average rig count increased 21%. Revenues in Canada increased 31%, while average Canadian rig count increased 39%. Excluding Canada, international oilfield service revenues increased 18% compared to an average rig count increase of 2%. International revenue increases are primarily attributable to increased volume of rental and service activity, some pricing improvement and the introduction of downhole services into new markets.

    Completion product revenues increased 31% to $186.6 million in 1997 compared to $139.4 million in 1996, excluding revenues of $76.9 million and $157.8 million associated with disposed businesses in 1997 and 1996, respectively. Cementation product sales increased 32% over 1996, primarily reflecting increased U.S. drilling activity, increased market share and the introduction of new products. Liner hanger sales and service revenues increased 66% in 1997 over 1996, which included the results of Nodeco AS and Aarbakke AS (collectively, "Nodeco") from the date they were acquired in May 1996. Gas lift product sales and service revenues remained consistent with 1996 levels. Completion products operating income increased $15.7 million, or 67%, from 1996 to 1997, primarily as a result of the increased volume of cementation product sales, operating efficiencies and the inclusion of the Nodeco operations for the full year of 1997.

    Cost of goods sold and services and rentals declined as a percentage of revenues from 71.7% in 1996 to 66.1% in 1997, as a result of improved pricing in certain areas and increased volume. Selling, general and administrative expenses for 1997 as a percentage of revenues were 11.0% compared to 10.8% for 1996.

  Artificial Lift and Compression Segment

    The Company's artificial lift and compression segment reported revenues and operating income of $428.4 million and $37.6 million, respectively, for 1997, up from $305.3 million and $19.5 million, respectively, for 1996. These improvements were primarily due to increased sales of artificial lift equipment in the Canadian and South American markets, in particular for the Company's progressing cavity pump product lines. Sales of and operating income attributable to artificial lift equipment were also materially benefited by acquisitions in 1997. During 1997, the acquisitions of Trico, BMW Monarch and BMW Pump and various small acquisitions benefited 1997 revenues and operating income in this segment by $64.9 million and $6.8 million, respectively.

    Revenues from sales and rental of compression equipment increased 16% to $178.9 million in 1997, compared to $154.5 million in 1996. Manufacturing and packaging revenues increased 21% to $78.2 million in 1997 compared to 1996, primarily as a result of a higher volume of packaged unit sales in Canada. Compressor rental and service revenues improved 12% to $100.7 million compared to 1996, reflecting the expansion and increased utilization of the Company's compressor rental fleet, which comprised over 440,000 horsepower at December 31, 1997.

    Cost of goods sold and services and rentals declined as a percentage of revenues from 73.8% in 1996 to 71.5% in 1997, as a result of an improvement in the segment's domestic cost structure and from the December 1997 acquisitions of Trico, BMW Pump and BMW Monarch. Selling, general and administrative expenses for 1997 as a percentage of revenues was 19.8% compared to 19.8% for 1996 in spite of higher amortization and combination expenses. The Company will continue in 1998 to focus on reducing selling, general and administrative expenses through the integration of acquired operations.

    During 1996, the Company began the construction of a new Canadian manufacturing plant to produce continuous rods, which is expected to expand capacity by over 150%. The continuous rod expansion was completed late in the fourth quarter of 1997. The new Canadian plant will also manufacture rotors and stators for its progressing cavity pumps pursuant to an exclusive license and technology transfer arrangement with Netzsch providing for customary royalty on sales of these products manufactured using this technology. Production of rotors and stators at this facility commenced in March 1998.

  Other

    Corporate expenses as a percentage of revenues for 1997 were 1.9% as compared to 2.7% for 1996. The percentage decrease from 1996 was primarily attributable to the growth in 1997 revenues.

    The Company owns an interest of 50% or less in several joint ventures, primarily in the oilfield services segment. The Company's equity in the earnings of these affiliates was $2.6 million in 1997 compared to $2.1 million in 1996. This increase was primarily attributable to increased drilling activity in Saudi Arabia. The Company received cash dividends from its 50% or less-owned affiliates totaling $1.3 million and $1.6 million in 1997 and 1996, respectively.

    Interest expense for 1997 was $43.3 million compared to $39.4 million for 1996. The increase in interest expense in 1997, as compared to 1996, reflects the Company's increase in indebtedness during 1997 and the Company's $402.5 million principal amount of the Debentures issued in November 1997. This increase in interest expense was offset by repayments of indebtedness with cash provided from the sale of non-core businesses. Interest expense for 1998 is expected to increase from 1997 levels as a result of the November 1997 issuance of the Debentures. The increase in 1998 will be partially offset due to the December 1997 acquisition of approximately $119.98 million principal amount of the Senior Notes.

    In 1997, the Company benefited from a one-time pre-tax gain of $3.4 million relating to the sale by the Company of the Parker Drilling Company ("Parker") common stock received in connection with the disposition of the Mallard Division.

    Other income, net, for 1997 was $0.6 million which primarily consisted of gain on sales of fixed assets of $2.8 million offset by foreign currency losses of $1.8 million due to the fluctuation of the U.S. dollar against the major foreign currencies in which the Company conducts business. The net foreign currency loss recorded in 1997 primarily resulted from the strengthening of the U.S. dollar against European, Asian and Latin American currencies. Additionally, the Company recorded foreign currency gains of $49,000 in 1996.

    The income tax provision consists of taxes on foreign earnings, foreign taxes withheld on certain remittances from international subsidiaries, U.S. federal and state taxes, the recognition of general business tax credits currently available to reduce U.S. federal income tax, and the recognition of future taxable amounts. The Company's effective tax rate on income from continuing operations for 1997 was approximately 35% as compared to 31% for 1996. The 1996 effective rate was favorably impacted by a $4.0 million tax benefit resulting from the Company's $6.4 million settlement in October 1996 with the United States Internal Revenue Service (the "I.R.S.") in connection with the dissolution in October 1990 of an oil and gas joint venture. The Company also recorded in 1996 a tax charge of approximately $44.6 million associated with the Company's gain on the sale of its Mallard Division.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  General

    Income from continuing operations for 1996 was $92.2 million on revenues of $1,467.3 million, as compared to a loss from continuing operations for 1995 of $8.3 million on revenues of $1,125.8 million. Revenues during 1996 increased approximately 30% from 1995 as a result of various acquisitions and improved market conditions. The increase in income from continuing operations for 1996 was primarily attributable to increased sales and margins of drill pipe and other drilling products. During 1996, the acquisitions of Nodeco, Geremia, Superior Tube Limited ("Superior"), Tubular Corporation of America ("TCA") and ENERPRO International, Inc. ("ENERPRO"), in addition to various small 1996 acquisitions benefited 1996 revenues by $112.4 million and income from continuing operations by $8.7 million. Revenues associated with disposed businesses were $157.8 million and $174.9 million in 1996 and 1995, respectively. Income from continuing operations associated with the disposed businesses was $9.6 million in 1996 and a net loss of $1.7 million in 1995.

    Net income for the year ended December 31, 1996, was $165.8 million compared to net income of $0.4 million for the year ended December 31, 1995. Included in net income for 1996 was a one-time gain, net of taxes of $44.6 million, of $66.9 million from the November 1996 sale by the Company of Mallard Division for cash of approximately $306.9 million and 3.1 million shares of Parker preferred stock that were subsequently converted into 3.1 million shares of Parker common stock in December 1996 and sold in 1997. Also included in net income for 1996 was income from discontinued operations, net of taxes, of $7.5 million related to the operations of the contract drilling division.

    During the second quarter of 1995, Enterra Corporation, a corporation previously merged with Weatherford in 1995, ("Enterra") recorded unusual charges totaling $28.3 million, representing writedowns to fair value of certain businesses to be disposed of, asset writedowns related to certain excess facilities, equipment and inventories, and estimated costs in connection with the closure of certain pipeline businesses and the consolidation of certain oilfield service administrative and operating facilities. During the fourth quarter of 1995, the Company recorded expenses of $59.9 million related to the Enterra merger and the financial impact of management decisions related to the future operations of the combined companies. These acquisition-related costs primarily consisted of transaction costs, severance and termination agreements with former officers and employees, facility closure costs primarily to consolidate the oilfield services operations and administrative functions of Enterra and the Company, and the reduction in recorded value of certain assets that had diminished future value in the operations of the combined company.

    The Company incurred research and development costs of $9.2 million in 1996
increased 42.0% over 1995.   This increase primarily reflects the expansion of
the Company's operations and the development of new products for drilling products to support high performance applications and for service equipment designs to support the oilfield products and services businesses.

    Of the Company's 1996 sales, 49%, 13%, 7%, 11% and 8%, respectively, were attributable to sales in the U.S., Europe, Africa, Canada and Latin America, respectively and for 1995 represented 50%, 12%, 7%, 15% and 7%, respectively. U.S. sales for 1996 and 1995 included sales to U.S. distributors and other U.S. companies for ultimate use outside the U.S.

  Drilling Products Segment

    Sales of drilling products in 1996 were $337.3 million compared to $149.5 million in 1995. Operating income associated with the drilling products segment in 1996 was $42.6 million as compared to $14.4 million in 1995.
Results in the fourth quarter of 1996 include a $4.3 million charge attributable to the close of the Company's Bastrop tool joint facility and relocation of its equipment to other facilities. Results for 1996 reflected a 73% increase in sales of drill pipe and a 27% increase in sales of premium tubulars. The increase in drill pipe sales reflected an overall increase in demand for drill pipe and the Company's June 1995 acquisition of Prideco, Inc. The increase in demand for drill pipe was due to increased drilling activity, particularly offshore, and a continuing decline in the supply of used drill pipe inventory, against which the Company historically competed. The increase in sales of premium tubular products reflected the acquisitions of ENERPRO, TCA and Superior and an increase in demand associated with increased natural gas and deep offshore exploration and production activity. During 1996, the acquisitions of ENERPRO, TCA, and Superior benefited 1996 revenues by $66.8 million and operating income by $8.0 million.

    Cost of goods sold and services and rentals declined as a percentage of revenues from 83.7% in 1995 to 81.3% in 1996, as a result of an improvement in the segment's cost structure due to an increase in volume and the consolidation of manufacturing processes. In the third and fourth quarters of 1996, the Company implemented price increases on drill pipe, which the Company began to receive as its 1996 backlog was filled. Price improvements, however, were partially offset by an increase in the price of raw materials, particularly "green" tubing, the primary material used by the Company in the production of its tubular goods. Selling, general and administrative expenses for 1996 as a percentage of revenues were 6.1% compared to 6.7% for 1995.

  Completion and Oilfield Products and Services Segment

    The Company's completion and oilfield products and services segment reported revenues and operating income of $824.6 million and $146.3 million, respectively, for 1996, up from $759.3 million and $5.1 million, respectively, for 1995. Included in operating income for this segment were charges of $59.2 million in 1995, relating to the merger with Enterra Corporation. Excluding these charges, operating income would have increased 128% in 1996 over 1995. This improvement was primarily due to the increase in higher drilling levels, the introduction of fishing and other downhole services into certain markets in North and West Africa and Latin America in 1996, the introduction of new cementation products and increased pricing on services and rentals. The 1996 segment revenues and operating income were also benefited by $30.3 million and $4.5 million, respectively, from the Nodeco acquisition.

    Revenues for the oilfield services increased 12% to $527.4 million in 1996 as compared to 1995. International service revenues increased 16% to $285.9 million, while U.S. service revenues increased 7% to $241.1 million. The increase in international service revenues is primarily attributable to increased activity in Canada, the North Sea, North and West Africa and Latin America. The increase in Canada is consistent with the 17% increase in the average drilling rig count over 1995. The average international drilling rig count, excluding Canada, increased 5% over the prior year, which contributed to the increase in international service revenues. International service revenues also benefited from the introduction of fishing and other downhole services into certain markets in North and West Africa and Latin America in 1996. U.S. service revenues were positively impacted by an increase in the average 1996 U.S. drilling rig count of 7% over 1995, as well as price increases announced by the Company in August 1996 affecting most U.S. services and rentals. Excluding the impact of the acquisition-related costs and other unusual charges in 1995, operating income for oilfield services increased 27% to $93.6 million in 1996 as compared to 1995. This increase is attributable to the increase in revenues experienced in 1996, along with cost savings achieved from the higher levels of activity and from efficiencies resulting from consolidating the operations of the Company. These increases were partially offset by additional costs incurred to introduce fishing and other downhole services into the markets discussed above.

     Completion product revenues, excluding revenues associated with disposed businesses, increased 30% to $186.6 million in 1996 compared to 1995, reflecting improved operating results from all manufacturing businesses. The Company acquired the business and assets of Nodeco, a Norwegian liner hanger manufacturer, in May 1996. The Nodeco operations contributed $18.4 million, or 16%, to the revenue increase. Cementation product sales improved significantly over the prior year due to an increase in market share and the higher levels of drilling activity worldwide. Excluding the impact of the acquisition-related costs and other unusual charges discussed below, operating income increased over 800% to $23.4 million compared to 1995. Approximately $4.0 million of the increase in operating income is attributable to the Nodeco operations. The remaining increase is due to the increase in revenues, combined with manufacturing efficiencies achieved as a result of the higher volume of product sales.

    Cost of goods sold and services and rentals declined as a percentage of revenues from 73.3% in 1995 to 71.7% in 1996, as a result of the 1996 acquisition, cost savings achieved from the higher levels of activity and from efficiencies resulting from consolidating the operations of the Company. These increases were partially offset by additional costs incurred to introduce fishing and other downhole services into the markets discussed above. Selling, general and administrative expenses for 1996 as a percentage of revenues were 10.8% compared to 14.7% for 1995.

  Artificial Lift and Compression Products Segment

    Revenues and operating income at the Company's artificial lift and compression products segment were $305.3 million and $19.5 million, respectively, for 1996, compared to $217.0 million and $16.3 million, respectively, for 1995. As described above, the production equipment segment recorded a charge of $1.5 million in the fourth quarter of 1996 associated with the consolidation of two packer manufacturing facilities improved market conditions and the effects of acquisitions. During 1996, the acquisitions of Geremia, in addition to various small 1996 acquisitions, benefited 1996 revenues by $15.3 million and operating income by $1.6 million.

    Revenues from sales and rentals of compression products and services increased 64% to $154.5 million in 1996 as compared to 1995, primarily as a result of the acquisition of the natural gas compression business and assets of Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries") in December 1995. This increase was offset by a weaker market for sales of gas compressor packages, which resulted in a lower volume of manufacturing and packaging sales as well as lower prices for packaged compressors. Operating income attributable to compression products and services increased only slightly over 1995 due to the weaker market, inefficiencies incurred in consolidating the packaging operations of Energy Industries into the Company's existing gas compression business, and amortization of goodwill arising from the Energy Industries acquisition.

  Other

    Corporate expenses as a percentage of revenues for 1996 were 2.7% as compared to 2.1% for 1995. The percentage decrease in 1996 was primarily attributable to the growth in revenues from the Company's drilling products segment.

    The Company owns an interest of 50% or less in several joint ventures, primarily in the oilfield services segment. The Company's equity in the earnings of these affiliates was $2.1 million in 1996 compared to $1.5 million in 1995. This increase was primarily attributable to increased drilling activity in Saudi Arabia. The Company received cash dividends from its 50% or less-owned affiliates totaling $1.6 million and $1.7 million in 1996 and 1995, respectively.

    Interest expense for 1996 of $39.4 million was comparable to $33.5 million for 1995.

    Other expense, net, was $1.2 million in 1996 which primarily represents various financing costs of the Company. The 1995 other income, net, of $6.1 million consists of a gain on sale of assets.

    The Company's effective tax rate on income from continuing operations for 1996 was approximately 31%. The effective rate was favorably impacted by a $4.0 million tax benefit in the fourth quarter of 1996 resulting from the Company's $6.4 million settlement in October 1996 with the United States I.R.S. in connection with the dissolution in October 1990 of an oil and gas joint venture. The Company also recorded a tax charge of approximately $44.6 million associated with the Company's gain on the sale of its Mallard Division in November 1996.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings per Share, which replaces primary earnings per share with basic earnings per share and requires dual presentation of basic and diluted earnings per share. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997. Historical earnings per share data has been restated to reflect the adoption of SFAS No. 128.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998. Had SFAS No. 130 been adopted as of December 31, 1997, the primary adjustments and reclassifications to reflect net income on a comprehensive income basis for the years presented would have consisted of foreign currency translation adjustments and the effect of unrealized and realized gains on marketable securities.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131, effective for years beginning after December 15, 1997, requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS No. 131 in 1998 and is reviewing its segments in light of SFAS No. 131.

  In 1998, the FASB issued Statement of Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 will be effective for years beginning after December 15, 1997. Had the Company adopted SFAS No. 132 as of December 31, 1997, it would have had no material impact on the consolidated financial statements of the Company.

LIQUIDITY AND CAPITAL RESOURCES

  At December 31, 1997, the Company had cash and cash equivalents of $74.2 million compared to $257.0 million at December 31, 1996. The reduction in cash and cash equivalents since December 31, 1996, was primarily attributable to the acquisition of the Senior Notes pursuant to the Tender Offer for $119.98 million, the use of approximately $321.5 million in cash to acquire new businesses, the reduction of bank debt of $96.0 million and tax payments of approximately $62.8 million relating to the 1996 sale of the Mallard Division. The reduction in cash was partially offset by the net proceeds of $390.9 million relating to the sale of the Debentures in November 1997 and $68.8 million cash proceeds generated from the 1997 divestitures of CRC-Evans, TEST and Cranes.

  At December 31, 1997, the Company had outstanding $24.2 million in borrowings under its working capital facilities compared to $2.9 million at December 31, 1996. In addition, the Company had outstanding approximately $27.9 million and $28.1 million in letters of credit at December 31, 1997 and December 31, 1996, respectively.

  At March 31, 1998, the Company had cash and cash equivalents of $42.5 million reflecting the use of cash primarily for acquisitions. At March 31, 1998, the Company had outstanding $133.6 million in borrowings under its working capital facilities. In addition, the Company had outstanding approximately $27.6 million in letters of credit at March 31, 1998.

    In April 1997, the Company sold its investment in Parker common stock pursuant to a public offering effected by Parker. The net proceeds received by the Company were approximately $23.4 million.

  In November 1997, the Company completed a private placement of $402.5 million principal amount of the Debentures. The net proceeds from the Debentures were $390.9 million. The Debentures bear interest at an annual rate of 5% and are convertible into Common Stock at a price of $80 per share. The Debentures are redeemable by the Company at any time on or after November 4, 2000, at redemption prices provided for in the indenture related to the Debentures, and are subordinated in right of payment of principal and interest to the prior payment in full of certain existing and future senior indebtedness of the Company. The Company also has the right to defer payments of interest on the Debentures by extending the quarterly interest payment period on the Debentures for up to 20 consecutive quarters at anytime when the Company is not in default in the payment of interest.

  In December 1997, Weatherford purchased 289,200 shares of its common stock in the open market for approximately $11.9 million and in February 1998 purchased an additional 1,040,300 shares of its common stock for approximately $37.4 million.

  On May 27, 1998, the Company amended its credit facility to consolidate EVI's and Weatherford's then existing credit facilities into a single facility. The new credit facility provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility and terminated both of EVI's and Weatherford's working capital facilities. Borrowings under the new credit facility bear interest at a variable rate based on prime or LIBOR and are unsecured. In addition, the Company's credit facility contains customary affirmative and negative covenants, including debt incurrence tests, interest coverage ratio, negative pledges, acquisitions over certain levels and certain dispositions of assets.

  The Company conducts a portion of its business in currencies other than the U.S. dollar, including the Canadian dollar, major European currencies and certain Latin American currencies. Although most of the revenues of the Company's international operations are denominated in the local currency, the effects of foreign currency fluctuations are largely mitigated because local expenses of such foreign operations also generally are denominated in the same currency. Changes in the value of the U.S. dollar relative to these foreign currencies affect the weighted average currency exchange rates used to translate the statements of income of the Company's international subsidiaries into U.S. dollars. The impact of exchange rate fluctuations during the first quarter of 1998, the year ended 1997, 1996 and 1995 did not have a material effect on reported amounts of revenues or net income. The increase in the value of the U.S. dollar against most major currencies during 1997 caused the cumulative translation adjustment, a reduction in stockholders' equity, to increase by $27.0 million.

  The Company enters into forward exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. Settlement of forward exchange contracts resulted in net cash inflows totaling $0.8 million and $5.2 million during the first three months of 1998 and for the year ended December 31, 1997, respectively.

  Like most multinational oilfield service companies, the Company has operations in certain international areas, including parts of the Middle East, North and West Africa, Latin America, the Asia-Pacific region and the Commonwealth of Independent States (the "CIS"), that are inherently subject to risks of war, political disruption, civil disturbance and policies that may disrupt oil and gas exploration and production activities, restrict the movement of funds, lead to U.S. government or international sanctions or limit access to markets for periods of time Historically, the economic impact of such disruptions has been temporary and oil and gas exploration and production activities have resumed eventually in relation to market forces. Certain areas, including the CIS, Algeria, Nigeria, and parts of the Middle East, the Asia Pacific region and Latin America, have been subjected to political disruption or social unrest in the past twelve months. Generally, business interruptions resulting from civil or political disruptions negatively impact near-term results of operations; however, management believes that it is unlikely that any specific business disruption caused by existing or foreseen civil or political instability will have a materially adverse impact on the financial condition or liquidity of the Company.

  The Company's current sources of capital are its current cash, cash generated from operations and borrowings under its working capital line of credit. The Company believes that the current reserves of cash and short-term investments, access to its existing credit line and internally generated cash from operations are sufficient to finance the projected cash requirements of its current and future operations. The Company is continually reviewing acquisitions in its markets. Depending upon the size, nature and timing of an acquisition, the Company could require additional capital in the form of either debt, equity or a combination of both.

  Substantially all of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations.

CAPITAL EXPENDITURES

  Capital expenditures for property, plant and equipment by the Company during the year ended December 31, 1997, totaled approximately $213.0 million and primarily related to drill pipe and tubing, fishing tools, tubular service equipment, compression rental equipment and plant expansions in Canada. In 1997, the Company completed the expansion of the Veracruz, Mexico tool joint manufacturing facility, and the Company recorded the obligation of $16.3 million under its lease to reflect the terms thereof.

  Capital expenditures for property, plant and equipment by the Company during the quarter ended March 31, 1998, totaled approximately $49.4 million and was primarily related to ongoing routine capital expenditures for 1998. Ongoing routine capital expenditures for the remainder of 1998 are estimated to be approximately $200.0 million. Capital expenditures are expected to be funded with available cash, cash flow from operations and, if desirable, borrowings under its existing line of credit and other facilities.

  In 1997, the Company began modifying its computer system programming to process transactions in the year 2000. Anticipated spending for this modification will be expensed as incurred and is not expected to be material.

CHRISTIANA AND GULFMARK MERGERS

  In December 1997, the Company entered into a merger agreement with Christiana Companies, Inc. ("Christiana") and C2, Inc., Wisconsin corporations, pursuant to which approximately 3.9 million shares of Common Stock will be issued to the stockholders of Christiana in a merger of a subsidiary of the Company with and into Christiana ("Christiana Merger"). Prior to the Christiana Merger, Christiana is required to sell two-thirds of its interest in Total Logistic Control ("Logistic"), a wholly owned subsidiary of Christiana, to C2, Inc. for approximately $10.7 million. Following the Logistic sale, the remaining assets of Christiana will consist of (i) approximately 3.9 million shares of Common Stock, (ii) a one-third interest in Logistic and (iii) cash and other assets with a book value of approximately $10.0 million and (iv) subject to early payment under certain circumstances, a contingent cash payment of up to $10.0 million payable five years after the effective date of the merger to the extent such funds are not required to satisfy contingent claims against Christiana.
It is anticipated that Christiana will have no material debt as of the consummation of the Christiana Merger, but will have various tax liabilities which will be paid with the remaining cash balance in Christiana after the Christiana Merger. Because the number of shares of Common Stock issuable in the proposed Christiana Merger approximates the number of shares of Common Stock currently held by Christiana, the Christiana Merger is expected to have no material effect on the outstanding number of shares of Common Stock or equity of the Company.

  The Christiana Merger is subject to various conditions, including approval by the stockholders of the Company and Christiana. Although there can be no assurance that the Christiana Merger will close, the Company currently anticipates that the acquisition will be consummated shortly after receipt of the approval of the Christiana Merger by the shareholders of the Company and Christiana, and the approval of the Logistic sale by the stockholders of Christiana.

  On May 1, 1997, the Company acquired GulfMark International, Inc. ("GulfMark") pursuant to a merger in which approximately 4.4 million shares of Common Stock were issued to the stockholders of GulfMark. Prior to the merger, GulfMark effected a spin-off to its stockholders of its marine transportation services business. The retained assets of GulfMark that were acquired by the Company in the transaction consisted of approximately 4.4 million shares of Common Stock, an erosion control business and certain other miscellaneous assets. Because the number of shares of Common Stock issued in the GulfMark acquisition approximated the number of shares of Common Stock held by GulfMark prior to the acquisition, the GulfMark acquisition had no material effect on the outstanding number of shares of Common Stock or equity of the Company. The shares of Common Stock received pursuant to this transaction are classified as "Treasury Stock, at Cost" in the accompanying Supplemental Consolidated Balance Sheet.

FORWARD-LOOKING STATEMENTS

  Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions and plant expansions, demand for products, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, research and development, environmental and other expenditures, currency fluctuations and various business trends. See Market Trends. Forward-looking statements may be made by management orally or in writing including, but not limited to, this Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Securities Act of 1933.

  Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, whether and for how long the current pricing trend for oil will continue and the effect thereof on the demand and price of the Company's products, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, the impact of the economic downturn in Southeast Asia on the worldwide economies and associated demand for oil, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving the Company's products, the Company's successful execution of internal operating plans and manufacturing consolidations and restructurings, performance issues with key suppliers and subcontractors, the ability of the Company to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of the Company to successfully integrate the operations of Weatherford with the Company, as well as its ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with the Company's other operations and penetrate existing and new markets.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    March 31,      December 31,
                                                                      1998             1997
                                                                  -----------      -----------
                          ASSETS
CURRENT ASSETS:
      Cash and Cash Equivalents .............................     $    42,500      $    74,211
      Accounts Receivable, Net of Allowance for Uncollectible
         Accounts of $25,300 and $23,473, Respectively ......         536,816          524,929
      Inventories ...........................................         499,387          455,811
      Other Current Assets ..................................         101,199           79,125
                                                                  -----------      -----------
                                                                    1,179,902        1,134,076
                                                                  -----------      -----------
PROPERTY, PLANT AND EQUIPMENT, AT COST,
      NET OF ACCUMULATED DEPRECIATION .......................         886,351          866,813
GOODWILL, NET ...............................................         755,962          668,475
OTHER ASSETS ................................................          87,230           68,546
                                                                  -----------      -----------
                                                                  $ 2,909,445      $ 2,737,910
                                                                  ===========      ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Short-Term Borrowings, Primarily Under Revolving
         Lines of Credit ....................................     $   133,638      $    24,243
      Current Maturities of Long-Term Debt ..................          14,405           13,178
      Accounts Payable ......................................         201,948          218,810
      Accrued Salaries and Benefits .........................          42,325           63,656
      Current Tax Liabilities ...............................          59,906           44,317
      Other Accrued Liabilities .............................         151,819          138,965
                                                                  -----------      -----------
                                                                      604,041          503,169
                                                                  -----------      -----------

LONG-TERM DEBT ..............................................         252,527          252,322
DEFERRED INCOME TAXES AND OTHER .............................         138,035          121,370
5% CONVERTIBLE SUBORDINATED PREFERRED
      EQUIVALENT DEBENTURES .................................         402,500          402,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
      Common Stock, $1 Par Value, Authorized 250,000 Shares,
         Issued 101,507 and 101,958, Respectively ...........         101,507          101,958
      Capital in Excess of Par Value ........................       1,052,109        1,018,024
      Treasury Stock, at Cost ...............................        (203,130)        (165,287)
      Retained Earnings .....................................         603,491          542,348
      Cumulative Foreign Currency Translation Adjustment ....         (41,635)         (38,494)
                                                                  -----------      -----------
                                                                    1,512,342        1,458,549
                                                                  -----------      -----------
                                                                  $ 2,909,445      $ 2,737,910
                                                                  ===========      ===========

       The accompanying notes are an integral part of these supplemental consolidated condensed financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
            SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 Three Months
                                                               Ended March 31,
                                                           ------------------------
                                                              1998           1997
                                                           ---------      ---------
REVENUES:
      Products ..........................................  $ 363,396      $ 219,979
      Services and Rentals ..............................    210,064        211,274
                                                           ---------      ---------
         Total Revenues .................................    573,460        431,253

COSTS AND EXPENSES:
      Cost of Products ..................................    249,066        162,793
      Cost of Services and Rentals ......................    133,106        144,198
      Selling, General and Administrative Attributable
         to Segments ....................................     69,979         49,219
      Corporate General and Administrative ..............     11,489          8,564
      Equity in Earnings of Unconsolidated Affiliates....       (780)          (509)
                                                           ---------      ---------
OPERATING INCOME ........................................    110,600         66,988
                                                           ---------      ---------

OTHER INCOME (EXPENSE):
      Interest Income ...................................        648          3,280
      Interest Expense ..................................    (12,011)       (10,545)
      Other, Net ........................................     (1,275)        (1,102)
                                                           ---------      ---------

INCOME BEFORE INCOME TAXES ..............................     97,962         58,621

PROVISION FOR INCOME TAXES ..............................     36,819         20,718
                                                           ---------      ---------

NET INCOME ..............................................  $  61,143      $  37,903
                                                           =========      =========

EARNINGS PER SHARE:

      Basic .............................................  $    0.63      $    0.40
                                                           =========      =========
      Diluted ...........................................  $    0.63      $    0.39
                                                           =========      =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

      Basic .............................................     96,761         95,302
                                                           =========      =========
      Diluted ...........................................     97,625         96,704
                                                           =========      =========


       The accompanying notes are an integral part of these supplemental consolidated condensed financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             Three Months
                                                                            Ended March 31,
                                                                       ------------------------
                                                                          1998          1997
                                                                       ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income .................................................     $  61,143      $  37,903
      Adjustments to Reconcile Net Income to Net Cash
        Used by Operating Activities:
        Depreciation and Amortization ............................        41,940         34,023
        Gain on Sale of Property, Plant and Equipment ............        (3,473)        (2,868)
        Deferred Income Tax Provision ............................         2,627          2,279
        Change in Operating Assets and Liabilities, Net of Effects
          of Businesses Acquired .................................       (81,669)       (73,977)
                                                                       ---------      ---------
          Net Cash Provided (Used) by Operating Activities .......        20,568         (2,640)
                                                                       ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Income Taxes Paid on Gain on Disposal of Discontinued
        Operations ...............................................            --        (62,808)
      Acquisition of Businesses, Net of Cash Acquired ............       (78,056)       (30,179)
      Capital Expenditures for Property, Plant and Equipment .....       (49,403)       (30,289)
      Proceeds from Sale of Property, Plant and Equipment ........         6,715          7,595
      Other, Net .................................................         3,928            305
                                                                       ---------      ---------
        Net Cash Used by Investing Activities ....................      (116,816)      (115,376)
                                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings Under Revolving Lines of Credit, Net ............       109,395          3,904
      Repayments on Term Debt, Net ...............................        (9,637)       (12,834)
      Proceeds from Exercise of Stock Options ....................         2,208          2,900
      Acquisitions of Treasury Stock .............................       (37,686)          (425)
      Currency Hedging Transactions, Net .........................           822          2,409
                                                                       ---------      ---------
        Net Cash Provided (Used) by Financing Activities .........        65,102         (4,046)
                                                                       ---------      ---------

EFFECT OF TRANSLATION ADJUSTMENT ON CASH .........................          (565)        (1,190)

NET DECREASE IN CASH AND CASH EQUIVALENTS ........................       (31,711)      (123,252)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .................        74,211        256,995
                                                                       ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .......................     $  42,500      $ 133,743
                                                                       =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest Paid ..............................................     $   7,288      $   8,880
      Income Taxes Paid, Net of Refund ...........................     $  12,922      $  67,349



          The accompanying notes are an integral part of these supplemental consolidated condensed financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1)  General

     The unaudited supplemental consolidated condensed financial statements included herein have been prepared by EVI Weatherford, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. These supplemental financial statements reflect all adjustments which the Company considers necessary for the fair presentation of such supplemental financial statements for the interim periods presented. Although the Company believes that the disclosures in these financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted. These supplemental financial statements should be read in conjunction with the restated supplemental audited consolidated financial statements and notes thereto included herein for the year ended December 31, 1997. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results expected for the full year.

     On May 27, 1998, EVI, Inc. ("EVI") completed a merger with Weatherford Enterra, Inc. ("Weatherford") and changed its name to EVI Weatherford, Inc. (See
Note 4). The merger was accounted for as a pooling of interests; accordingly, the accompanying supplemental financial statements have been restated to include the results of Weatherford for all periods presented. Certain classifications of prior year balances have been made to conform such amounts to corresponding 1998 classifications.

(2)   Comprehensive Income

     Comprehensive income as defined by Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is net income plus direct adjustments to stockholders' equity. The cumulative translation adjustment of certain foreign entities is the only such direct adjustment recorded by the Company.

                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                  -----------------------------
                                                       1998            1997
                                                  ------------     ------------
                                                          (IN THOUSANDS)
Comprehensive income:
  Net income ................................     $     61,143     $     37,903
  Cumulative translation adjustment .........           (3,141)          (9,185)
                                                  ------------     ------------
Total comprehensive income ..................     $     58,002     $     28,718
                                                  ============     ============

(3)  Inventories

     Inventories by category are as follows:

                                                    MARCH 31,      DECEMBER 31,
                                                      1998             1997
                                                  ------------     ------------
                                                          (IN THOUSANDS)
Raw materials and components ................     $    273,249     $    238,349
Work in process .............................           64,762           66,402
Finished goods ..............................          161,376          151,060
                                                  ------------     ------------
                                                  $    499,387     $    455,811
                                                  ============     ============

     Work in process and finished goods inventories include the cost of material, labor and plant overhead.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(4)  Acquisitions

     On May 27, 1998, EVI, Inc. completed a Merger with Weatherford, merging Weatherford with and into the Company pursuant to an expected tax free merger in which the stockholders of Weatherford will receive 0.95 of a share of the Company's Common Stock in exchange for each outstanding share of Weatherford common stock. Based on the number of shares of Weatherford common stock outstanding as of May 27, 1998, approximately 48.9 million shares will be issued in the Merger. In addition, approximately 1.4 million shares of Common Stock have been reserved for issuance by the Company for outstanding options under Weatherford's compensation and benefit plans. The Merger was accounted for as a pooling of interests; accordingly, the accompanying supplemental financial statements have been restated to include the results of Weatherford for all periods presented.

     The separate results of EVI and Weatherford and the combined company were as follows (in thousands):


                                   Three Months Ended March 31,
                                   ----------------------------
                                       1998            1997
                                   -----------      -----------
                                        (in thousands)
Operating Revenues
   EVI .......................     $   316,840      $   164,640
   Weatherford ...............         259,729          267,113
   Merger adjustments ........          (3,109)            (500)
                                   -----------      -----------
Combined .....................     $   573,460      $   431,253
                                   ===========      ===========

Net Income (Loss)
   EVI .......................     $    31,277      $    14,345
   Weatherford ...............          30,487           22,952
   Merger adjustments ........            (621)             606
                                   -----------      -----------
Combined .....................     $    61,143      $    37,903
                                   ===========      ===========

     Merger adjustments include the elimination of intercompany revenues of $3.1 million and $0.5 million, respectively, and cost of sales of $2.2 million and $0.5 million, respectively, for the three months ended March 31, 1998 and 1997. Merger adjustments for the three months ended March 31, 1997 also include the elimination of expenses of $0.9 million recorded by Weatherford on the sale of Arrow Completion Systems, Inc. to EVI in December 1996.

     On February 19, 1998, the Company acquired Ampscot Equipment Ltd., an Alberta corporation ("Ampscot") for approximately $57.1 million in cash. Ampscot is a Canadian-based manufacturer of pumping units.

     On January 15, 1998, the Company completed the acquisition of Taro Industries Limited ("Taro"), an Alberta corporation, in which approximately 0.8 million shares of the Company's common stock, $1.00 par value ("Common Stock"), have been issued or are reserved for issuance to the shareholders of Taro in exchange for their shares of Taro stock. Taro is a Canadian provider of well automation, gas compression, and drilling equipment distribution.

     On January 12, 1998, the Company completed the acquisition of the Houston Well Screen group of companies ("Houston Well Screen") from Van der Horst Limited, a Singapore company, for a net purchase price of approximately $27.6 million in cash. The Houston Well Screen acquisition includes the purchase of Van der Horst USA Inc., which is the holding company of Houston Well Screen Company and of Houston Well Screen Asia Pte Ltd. which has operations in Singapore and Indonesia. Houston Well Screen makes wedge-wire screen products for use in oil and gas production and other applications.

     On December 3, 1997, the Company completed the acquisition of all of the outstanding shares of BMW Monarch (Lloydminster) Ltd. ("BMW Monarch") and BMW Pump, Inc. ("BMW Pump") for aggregate consideration of approximately $96.8 million in cash and $14.3 million in assumed debt. On December 2, 1997, the Company completed the acquisition of all of the capital stock of Trico Industries, Inc., ("Trico") in exchange for $105.0 million in cash and the assumption of $8.7 million of debt.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The acquisitions discussed above, with the exception of Weatherford, were accounted for using the purchase method of accounting. Results of operations for business combinations accounted for as purchases are included in the accompanying supplemental consolidated financial statements since the date of acquisition. With respect to business combination accounted for as a pooling of interests, the consolidated financial statements have been restated for all periods presented as if the companies had been combined since inception.

(5)   Long-Term Debt

     In February 1998, the Company entered into a new credit agreement which provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility and terminated its prior working capital facilities. Borrowings under the new credit facility bear interest at a variable rate based on either prime or LIBOR and are secured by pledges of various stock of the Company's domestic and foreign subsidiaries. In addition, certain of the Company's domestic subsidiaries are guarantors of the facility.

      In May 1998, the Company amended the $250.0 million revolving credit facility and terminated its $200.0 million revolving credit facility (See Note
10).

(6)  Earnings Per Share

     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of the incremental shares that would have been outstanding under the Company's stock option plans. The effect of the Company's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") on diluted earnings per share is anti-dilutive and, thus, has no impact.

     The following reconciles basic and diluted weighted average shares:

                                                         MARCH 31,
                                                  ---------------------
                                                    1998         1997
                                                  --------     --------
                                                      (IN THOUSANDS)
Basic weighted average number of
  shares outstanding ........................       96,761       95,302
Dilutive effect of stock option plans .......          864        1,402
                                                  --------     --------
Dilutive weighted average number of
  shares outstanding ........................       97,625       96,704
                                                  ========     ========

(7)   Supplemental Cash Flow Information

     The following summarizes investing activities relating to acquisitions:

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                  ----------------------
                                                    1998          1997
                                                  --------      --------
                                                       (IN THOUSANDS)
Fair value of assets, net of cash acquired ..     $ 63,489      $ 20,477
Goodwill ....................................       94,430        20,109
Total liabilities ...........................      (48,968)      (10,407)
Common Stock issued .........................      (30,895)           --
                                                  --------      --------
Cash consideration, net of cash acquired ....     $ 78,056      $ 30,179
                                                  ========      ========

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(8)  Recent Accounting Pronouncements

     The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information, in the first quarter of 1998. SFAS No. 131 requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. Quarterly disclosures are not required in the first year of adoption. The adoption of SFAS No. 131 has not resulted in a change in the manner the Company reports segment information and related disclosures.

     In 1998 the FASB issued Statement of Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes annual disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 is effective for years beginning after December 15, 1997. SFAS No. 132 has no impact on the consolidated condensed financial statements of the Company.

(9)   Reclassifications and Restatements

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1998 classifications.

(10)  Subsequent Events

     In December 1997, the Company entered into a merger agreement with Christiana Companies, Inc. ("Christiana") and C2, Inc., Wisconsin corporations, pursuant to which approximately 3.9 million shares of Common Stock will be issued to the stockholders of Christiana in a merger of a subsidiary of the Company with and into Christiana.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

("Christiana Merger"). Prior to the Christiana Merger, Christiana is required to sell two-thirds of its interest in Total Logistic Control ("Logistic"), a wholly owned subsidiary of Christiana, to C2, Inc. for approximately $10.7 million. Following the Logistic sale, the remaining assets of Christiana will consist of
(i) approximately 3.9 million shares of Common Stock, (ii) a one-third interest in Logistic, (iii) cash and other assets with a book value of approximately $10.0 million and (iv) a contingent cash payment of up to $10.0 million payable five years after the effective date of the merger to the extent such funds are not required to satisfy contingent claims against Christiana. It is anticipated that Christiana will have no material debt as of the consummation of the Christiana Merger, but will have various tax liabilities which will be paid with the remaining cash balance in Christiana after the Christiana Merger. Because the number of shares of Common Stock issuable in the proposed Christiana Merger approximates the number of shares of Common Stock currently held by Christiana, the Christiana Merger is expected to have no material effect on the outstanding number of shares of Common Stock or equity of the Company.

     The Christiana Merger is subject to various conditions, including approval by the stockholders of the Company and Christiana and the receipt of required regulatory approvals. Although there can be no assurance that the Christiana Merger will close, the Company currently anticipates that the acquisition will be consummated shortly after receipt of such regulatory approvals and the approval of the Christiana Merger by the shareholders of the Company and Christiana. The Company currently expects that a meeting of its stockholders to consider the Christiana Merger will be held in the third quarter of 1998.

     In May 1998, the Company amended its $250.0 million revolving credit facility and terminated its $200.0 million revolving credit facility. Amounts outstanding under the amended facility accrue interest at a variable rate based on either prime or LIBOR and are secured by pledges of various stock of the Company's domestic and foreign subsidiaries. In addition, certain of the Company's domestic subsidiaries are guarantors of the facility. A commitment fee ranging from 0.09% to 0.20% per annum, depending on the credit ratings assigned to the 7 1/4% Senior Notes, is payable quarterly on the unused portion of the facility. The facility contains customary affirmative and negative covenants relating to working capital, earnings and net worth.

     In the second quarter of 1998, the Company estimates that it will report approximately $60.0 million, net of taxes, in unusual charges associated with the Merger. Such costs primarily consists of transactions costs, severance and termination payments to former officers and employees, facility closure costs and costs associated with the closure of excess and duplicative distribution and service locations primarily due to integrating EVI's businesses with Weatherford's businesses and the impairment of various assets as a result of the combination of operations and rationalization of product lines and the elimination of certain products, services and operations as a result of the changes in the operations of the Company following the Merger.

INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS AND SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULE

                                                                                             PAGE
                                                                                             ----
     Report of Independent Public Accountants...........................................      25
     Supplemental Consolidated Balance Sheets - December 31, 1997 and 1996..............      26
     Supplemental Consolidated Statements of Income, for each of the three years
       in the period ended December 31, 1997............................................      27
     Supplemental Consolidated Statements of Stockholders' Equity, for each of
       the three years in the period ended December 31, 1997............................      28
     Supplemental Consolidated Statements of Cash Flows, for each of the three
       years in the period ended December 31, 1997......................................      29
     Notes to Supplemental Consolidated Financial Statements............................      30

     Supplemental Financial Statement Schedule:
        II.  Valuation and Qualifying Accounts and Allowances...........................      54

All other schedules are omitted because they are not required or because the required information is included in the financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EVI Weatherford, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of EVI Weatherford, Inc. (formerly EVI, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These supplemental consolidated financial statements and the schedule referred to below reflect a restatement of the Company's previously reported amounts for the merger with Weatherford Enterra, Inc. ("Weatherford"), see Note 1. These supplemental consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EVI Weatherford, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic supplemental consolidated financial statements taken as a whole. The supplemental Financial Statement Schedule listed in Part II - Item 8 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic supplemental consolidated financial statements. The supplemental Financial Statement Schedule has been subjected to the auditing procedures applied in our audits of the basic supplemental consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic supplemental consolidated financial statements taken as a whole.
















ARTHUR ANDERSEN LLP

Houston, Texas
June 15, 1998

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                            DECEMBER 31,
                                                                                    ----------------------------
                                                                                        1997            1996
                                                                                    -----------      -----------
ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents ................................................     $    74,211      $   256,995
     Accounts Receivable, Net of Allowance for Uncollectible Accounts
       of $23,473,000 in 1997 and $16,824,000 in 1996 .........................         524,929          389,633
     Inventories ..............................................................         455,811          320,933
     Deferred Tax Asset .......................................................          44,904           47,733
     Other Current Assets .....................................................          34,221           46,486
                                                                                    -----------      -----------
                                                                                      1,134,076        1,061,780
                                                                                    -----------      -----------

PROPERTY, PLANT AND EQUIPMENT, AT COST:
     Land, Buildings and Other Property .......................................         228,178          172,192
     Rental and Service Equipment .............................................       1,010,065        1,017,866
     Machinery and Equipment ..................................................         393,317          283,758
                                                                                    -----------      -----------
                                                                                      1,631,560        1,473,816
     Less:  Accumulated Depreciation ..........................................         764,747          741,804
                                                                                    -----------      -----------
                                                                                        866,813          732,012
                                                                                    -----------      -----------

GOODWILL, NET .................................................................         668,475          390,252
OTHER ASSETS ..................................................................          68,546           59,589
                                                                                    -----------      -----------
                                                                                    $ 2,737,910      $ 2,243,633
                                                                                    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-Term Borrowings ....................................................     $    24,243      $     4,451
     Current Portion of Long-Term Debt ........................................          13,178           28,130
     Accounts Payable .........................................................         218,810          144,161
     Accrued Salaries and Benefits ............................................          63,656           41,702
     Current Tax Liability ....................................................          44,317           99,343
     Other Accrued Liabilities ................................................         138,965          122,754
                                                                                    -----------      -----------
                                                                                        503,169          440,541
                                                                                    -----------      -----------

LONG-TERM DEBT ................................................................         252,322          417,976
DEFERRED INCOME TAXES AND OTHER ...............................................         121,370           92,412
5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES....................         402,500               --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Common Stock, $1 Par Value, Authorized 250,000 Shares, Issued
       101,958 Shares in 1997 and 95,493 Shares in 1996 .......................         101,958           95,493
     Capital in Excess of Par Value ...........................................       1,018,024          854,055
     Treasury Stock, at Cost ..................................................        (165,287)          (3,405)
     Retained Earnings ........................................................         542,348          355,660
     Cumulative Foreign Currency Translation Adjustment .......................         (38,494)         (11,480)
     Unrealized Gain on Marketable Securities .................................              --            2,381
                                                                                    -----------      -----------
                                                                                      1,458,549        1,292,704
                                                                                    -----------      -----------
                                                                                    $ 2,737,910      $ 2,243,633
                                                                                    ===========      ===========

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                  YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------------
                                                                          1997             1996            1995
                                                                      -----------      -----------      -----------
                                                                         (in thousands, except per share amounts)
REVENUES:
     Products ...................................................     $ 1,097,823      $   704,350      $   513,039
     Service and Rentals ........................................         871,266          762,920          612,764
                                                                      -----------      -----------      -----------
                                                                        1,969,089        1,467,270        1,125,803

COSTS AND EXPENSES:
     Cost of Products ...........................................         790,314          542,181          388,061
     Cost of Service and Rentals ................................         580,812          548,633          443,170
     Selling, General and Administrative Attributable to
       Segments .................................................         226,737          170,129          172,050
     Corporate General and Administrative .......................          37,816           39,304           23,697
     Equity in Earnings of Unconsolidated Affiliates ............          (2,582)          (2,078)          (1,477)
     Merger-Related Costs and Unusual Charges ...................              --               --           88,182
                                                                      -----------      -----------      -----------
                                                                        1,633,097        1,298,169        1,113,683
                                                                      -----------      -----------      -----------
OPERATING INCOME ................................................         335,992          169,101           12,120
OTHER INCOME (EXPENSE):
     Interest Income ............................................           8,329            4,168            2,249
     Interest Expense ...........................................         (43,273)         (39,368)         (33,504)
     Gain on Sale of Marketable Securities ......................           3,352               --               --
     Other, Net .................................................             561          (1,227)           6,160
                                                                      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES ......................................         304,961          132,674          (12,975)
PROVISION (BENEFIT) FOR INCOME TAXES ............................         108,188           40,513           (4,707)
                                                                      -----------      -----------      -----------
INCOME FROM CONTINUING OPERATIONS ...............................         196,773           92,161           (8,268)
INCOME FROM DISCONTINUED OPERATIONS,
     NET OF TAXES ...............................................              --            7,468            8,709
GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS,
     NET OF TAXES ...............................................              --           66,924               --
EXTRAORDINARY CHARGE, NET OF TAXES ..............................          (9,010)            (731)              --
                                                                      -----------      -----------      -----------
NET INCOME ......................................................     $   187,763      $   165,822      $       441
                                                                      ===========      ===========      ===========

BASIC EARNINGS PER SHARE:
     Income From Continuing Operations ..........................     $      2.04      $      1.03      $     (0.10)
     Income From Discontinued Operations ........................              --             0.08             0.11
     Gain on Disposal of Discontinued Operations ................              --             0.75               --
     Extraordinary Charge .......................................           (0.09)           (0.01)              --
                                                                      -----------      -----------      -----------
     Net Income Per Share .......................................     $      1.95      $      1.85      $      0.01
                                                                      ===========      ===========      ===========
     Basic Weighted Average Shares Outstanding ..................          96,052           89,842           77,595
                                                                      ===========      ===========      ===========

DILUTED EARNINGS PER SHARE:
     Income From Continuing Operations ..........................     $      2.01      $      1.01      $     (0.10)
     Income From Discontinued Operations ........................              --             0.08             0.11
     Gain on Disposal of Discontinued Operations ................              --             0.74               --
     Extraordinary Charge .......................................           (0.09)           (0.01)              --
                                                                      -----------      -----------      -----------
     Net Income Per Share .......................................     $      1.92      $      1.82      $      0.01
                                                                      ===========      ===========      ===========
     Diluted Weighted Average Shares Outstanding ................          97,562           90,981           77,595
                                                                      ===========      ===========      ===========



              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                  CUMULATIVE
                                                                                                                   FOREIGN
                                                        COMMON STOCK            CAPITAL IN                         CURRENCY
                                                ---------------------------      EXCESS OF        RETAINED        TRANSLATION
                                                   SHARES         $1 PAR            PAR           EARNINGS        ADJUSTMENT
                                                -----------     -----------     -----------      -----------      -----------
                                                                               (in thousands)
Balance at December 31, 1994,
  as Previously Reported ..................          25,508     $    25,508     $    42,388      $    48,856      $    (4,536)
Adjustment for Pooling of Interests .......          48,048          48,048         550,754          140,541           (4,168)
                                                -----------     -----------     -----------      -----------      -----------
Balance at December 31, 1994 ..............          73,556          73,556         593,142          189,397           (8,704)
Net Income ................................              --              --              --              441               --
Shares Issued in Connection
  with Acquisition ........................           4,510           4,510          30,765               --               --
Shares Issued Under Employee
  Benefit Plans ...........................               8               8             180               --               --
Options Exercised .........................             511             511           8,485               --               --
Issuance of Common Stock ..................           6,900           6,900          65,748               --               --
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............              --              --              --               --               --
Foreign Currency
  Translation Adjustment ..................              --              --              --               --           (4,080)
                                                -----------     -----------     -----------      -----------      -----------
Balance at December 31, 1995 ..............          85,485          85,485         698,320          189,838          (12,784)
Net Income ................................              --              --              --          165,822               --
Shares Issued in Connection
  with Acquisitions .......................           2,339           2,339          48,395               --               --
Shares Issued Under Employee
  Benefit Plans ...........................              29              29           1,342               --               --
Options Exercised .........................             740             740          12,038               --               --
Issuance of Common Stock ..................           6,900           6,900          93,960               --               --
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............              --              --              --               --               --
Foreign Currency
  Translation Adjustment ..................              --              --              --               --            1,304
Unrealized Gain on
  Marketable Securities ...................              --              --              --               --               --
                                                -----------     -----------     -----------      -----------      -----------

Balance at December 31, 1996 ..............          95,493          95,493         854,055          355,660          (11,480)
Net Income ................................              --              --              --          187,763               --
Effect of Immaterial Pooling ..............             946             946            (717)          (1,075)              --
Replacement Shares (Shares
   Acquired) from GulfMark
   Merger .................................           4,471           4,471         142,788               --               --
Shares Issued Under Employee
  Benefit Plans ...........................              11              11             464               --               --
Options Exercised .........................           1,037           1,037          12,635               --               --
Tax Benefit  Associated with
  Options Exercised .......................              --              --           8,799               --               --
Purchase of Treasury Stock ................              --              --              --               --               --
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............              --              --              --               --               --
Foreign Currency
  Translation Adjustment ..................              --              --              --               --          (27,014)
Realized Gain on Sale of
  Marketable Securities ...................              --              --              --               --               --
                                                -----------     -----------     -----------      -----------      -----------
Balance at December 31, 1997 ..............         101,958     $   101,958     $ 1,018,024      $   542,348      $   (38,494)
                                                ===========     ===========     ===========      ===========      ===========



                                                                                UNREALIZED
                                                       TREASURY STOCK            GAIN ON            TOTAL
                                              ----------------------------      MARKETABLE      STOCKHOLDERS'
                                                 SHARES          AMOUNT         SECURITIES         EQUITY
                                              -----------      -----------      -----------      -----------
                                                                     (in thousands)

Balance at December 31, 1994,
  as Previously Reported ..................          (188)     $    (1,303)     $        --      $   110,913
Adjustment for Pooling of Interests .......           (48)            (801)              --          734,374
                                              -----------      -----------      -----------      -----------
Balance at December 31, 1994 ..............          (236)          (2,104)              --          845,287
Net Income ................................            --               --               --              441
Shares Issued in Connection
  with Acquisition ........................            --               --               --           35,275
Shares Issued Under Employee
  Benefit Plans ...........................            --               --               --              188
Options Exercised .........................            10              (60)              --            8,936
Issuance of Common Stock ..................            --               --               --           72,648
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............           (39)            (358)              --             (358)
Foreign Currency
  Translation Adjustment ..................            --               --               --           (4,080)
                                              -----------      -----------      -----------      -----------
Balance at December 31, 1995 ..............          (265)          (2,522)              --          958,337
Net Income ................................            --               --               --          165,822
Shares Issued in Connection
  with Acquisitions .......................            --               --               --           50,734
Shares Issued Under Employee
  Benefit Plans ...........................            20              419               --            1,790
Options Exercised .........................            (8)            (394)              --           12,384
Issuance of Common Stock ..................            --               --               --          100,860
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............           (44)            (908)              --             (908)
Foreign Currency
  Translation Adjustment ..................            --               --               --            1,304
Unrealized Gain on
  Marketable Securities ...................            --               --            2,381            2,381
                                              -----------      -----------      -----------      -----------

Balance at December 31, 1996 ..............          (297)          (3,405)           2,381        1,292,704
Net Income ................................            --               --               --          187,763
Effect of Immaterial Pooling ..............            --               --               --             (846)
Replacement Shares (Shares
   Acquired) from GulfMark
   Merger .................................        (4,471)        (147,259)              --               --
Shares Issued Under Employee
  Benefit Plans ...........................            --               --               --              475
Options Exercised .........................            (5)            (247)              --           13,425
Tax Benefit  Associated with
  Options Exercised .......................            --               --               --            8,799
Purchase of Treasury Stock ................          (275)         (11,860)              --          (11,860)
Purchase of Treasury Stock,
  at Cost, for Executive
  Deferred Compensation Plan ..............           (48)          (2,516)              --           (2,516)
Foreign Currency
  Translation Adjustment ..................            --               --               --          (27,014)
Realized Gain on Sale of
  Marketable Securities ...................            --               --           (2,381)          (2,381)
                                              -----------      -----------      -----------      -----------
Balance at December 31, 1997 ..............        (5,096)     $  (165,287)     $        --      $ 1,458,549
                                              ===========      ===========      ===========      ===========



              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------------
                                                                                  1997            1996            1995
                                                                               ------------    ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                        (in thousands)
     Net Income.........................................................       $   187,763     $   165,822      $      441
     Adjustments to Reconcile Net Income to Net Cash Provided
       by Operating Activities:
       Non-cash Portion of Acquisition-related Costs and Other
         Unusual Charges................................................                --              --          66,196
       Depreciation and Amortization....................................           142,931         121,830         108,060
       Net Income from Discontinued Operations..........................                --          (7,468)         (8,709)
       Gain on Disposal of Discontinued Operations, Net.................                --         (66,924)             --
       Gain on Sale of Assets, Net......................................           (20,056)        (14,058)        (12,503)
       Extraordinary Charge on Prepayment of Debt, Net..................             9,010             731              --
       Deferred Income Tax Provision (Benefit) from Continuing
         Operations.....................................................            35,459           4,138         (18,672)
       Provision for Uncollectible Accounts Receivable..................            13,248           4,608           6,751
       Change in Assets and Liabilities, Net of Effects of Businesses
         Acquired:
         Accounts Receivable............................................          (113,009)        (63,562)         (6,326)
         Inventories....................................................          (108,837)        (24,680)        (45,679)
         Other Current Assets...........................................            (2,742)          1,547         (11,082)
         Accounts Payable...............................................            37,135          33,064         (29,262)
         Payment of Deferred Loan Costs.................................                --          (4,820)           (892)
         Accrued Salaries and Benefits and Other........................           (10,710)        (10,123)        (10,246)
         Other Assets...................................................            (5,031)         (2,697)          1,661
         Other, Net.....................................................           (13,019)        (17,437)         10,911
                                                                               ------------    ------------    ------------
           Net Cash Provided by Continuing Operations...................           152,142         119,971          50,649
           Net Cash Provided by Discontinued Operations.................                --           8,294          10,745
                                                                               ------------    ------------    ------------
           Net Cash Provided by Operating Activities....................           152,142         128,265          61,394
                                                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of Businesses, Net of Cash Acquired....................          (321,477)        (80,077)       (147,331)
     Capital Expenditures for Property, Plant and Equipment.............          (212,992)       (172,725)       (120,934)
     Proceeds from Sales of Businesses.................................             68,798         326,016           9,493
     Proceeds from Sales of Property, Plant and Equipment...............            30,431          20,215          31,137
     Acquisitions and Capital Expenditures of Discontinued Operations...                --         (63,136)        (22,884)
     Income Taxes Paid on Disposal of Discontinued Operations...........           (62,808)             --              --
     Proceeds From Sale of Marketable Securities........................            23,352              --              --
     Other, Net.........................................................            (6,384)        (15,388)         (9,245)
                                                                               ------------    ------------    ------------
         Net Cash Provided (Used) by Investing Activities...............          (481,080)         14,905        (259,764)
                                                                               ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of Long-term Debt, Net....................................           390,911         197,824              --
     Issuance of Common Stock, Net......................................                --         100,860          72,648
     Purchase of Treasury Stock.........................................           (14,376)           (908)           (358)
     Tender of Senior Notes.............................................          (119,980)             --              --
     Proceeds from Stock Option Exercises...............................            16,352          14,148           6,924
     Termination Costs on Retirement of Debt............................           (10,752)         (1,125)             --
     Borrowings (Repayments) Under Revolving Lines of Credit, Net.......            21,319        (121,656)        (17,616)
     Borrowings (Repayments) on Term Debt, Net..........................          (126,425)       (115,761)        130,462
     Other Financing Activities, Net....................................           (10,111)          4,978            (713)
                                                                               ------------    ------------    ------------
         Net Cash Provided by Financing Activities......................           146,938          78,360         191,347
                                                                               ------------    ------------    ------------
     Effect of Exchange Rate on Cash....................................              (784)           (220)          4,347
NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS........................................................          (182,784)        221,310          (2,676)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........................           256,995          35,685          38,361
                                                                               ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR................................       $    74,211      $  256,995       $  35,685
                                                                               ============    ============    ============

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     On May 27, 1998, EVI, Inc. ("EVI") completed a merger with Weatherford Enterra, Inc. ("Weatherford") and changed its name to EVI Weatherford, Inc. (See
Note 2). The merger was accounted for as a pooling of interests; accordingly, the accompanying financial statements have been restated to include the results of Weatherford for all periods presented. Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1997 classifications.

     NATURE OF OPERATIONS

     The Company is a leading manufacturer and supplier of oilfield equipment and services, providing downhole tubular running services and rental tools, artificial lift, gas compression and completion system products to the oil and gas industry throughout the world.

     PRINCIPLES OF CONSOLIDATION

     The supplemental consolidated financial statements include the accounts of EVI Weatherford, Inc. and all majority-owned subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its 50% or less-owned affiliates using the equity method.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INVENTORIES

     Inventories are valued using the first-in, first-out ("FIFO") method and are stated at the lower of cost or market.

     MARKETABLE SECURITIES

     Investments in marketable securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115") and accordingly, these investments are recorded at their fair market value with unrealized gains or losses recorded as a separate component of stockholders' equity. The Company has classified these investments in Other Current Assets as available for sale with any other than temporary decline in fair value of securities charged to earnings. In April 1997, the Company sold its marketable securities, comprised of approximately 3.1 million shares of Parker Drilling Company ("Parker") common stock, pursuant to a public offering effected by Parker. As a result, the Company received net proceeds of approximately $23.4 million and recognized a pre-tax gain of approximately $3.4 million.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of renewals, replacements and betterments are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The Company evaluates potential impairment of property, plant and equipment and other long-lived assets on an ongoing basis as necessary whenever events or circumstances indicate that carrying amounts may not be recoverable. The useful lives of the major classes of property, plant and equipment are as follows:

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                     LIFE
                                                                --------------
      Buildings and other property.......................       5  -  45 years
      Rental and service equipment.......................       3  -  15 years
      Machinery and equipment............................       3  -  20 years

     INTANGIBLE ASSETS AND AMORTIZATION

     The Company's intangible assets are comprised primarily of goodwill and identifiable intangible assets, principally patents and technology licenses. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any applicable assets may not be recoverable. In assessing recoverability of such assets, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. The goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. Other identifiable intangible assets, included as a component of other assets, are amortized on a straight-line basis over the years expected to be benefited, ranging from 5 to 15 years.

     Amortization expense for goodwill and other intangible assets was approximately $15.0 million, $10.8 million and $8.4 million for 1997, 1996 and 1995, respectively. Accumulated amortization for goodwill at December 31, 1997 and 1996 was $30.1 million and $17.7 million, respectively.

     STOCK-BASED COMPENSATION

     The intrinsic value method of accounting is used for stock-based employee compensation whereby no compensation expense is recognized when the exercise price of an employee stock option is equal to the market price of the Company's common stock, $1.00 par value, (the "Common Stock") on the grant date. See Note 9 for pro forma information required under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation.

     FOREIGN CURRENCY TRANSLATION

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included as a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

     FOREIGN EXCHANGE CONTRACTS

     The Company enters into foreign exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. The counterparties to the Company's foreign exchange contracts are creditworthy multinational commercial banks. Management believes that the risk of counterparty nonperformance is immaterial. At December 31, 1997 and 1996, the Company had contracts maturing within the next 60 days to sell $36.8 million and $50.9 million, respectively, in Norwegian kroner, U.K. pounds sterling, Canadian dollars and Dutch guilders. Had such respective contracts matured on December 31, 1997 and 1996, the Company's required cash outlay would have been minimal.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     ACCOUNTING FOR INCOME TAXES

     Under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     The Company does not provide federal income taxes on the undistributed earnings of certain of its foreign subsidiaries because it believes these amounts are permanently invested outside the United States. The cumulative amount of such undistributed earnings on which federal taxes have not been provided was $173.5 million at December 31, 1997. If these foreign earnings were to be ultimately remitted, certain foreign withholding taxes would be payable and U.S. federal income taxes payable at that time would be reduced by foreign tax credits generated by the repatriation.

     REVENUE RECOGNITION

     The Company recognizes revenue as products are shipped or accepted by the customer and when service and rentals are provided. Proceeds from customers for the cost of oilfield rental equipment that is damaged or lost downhole are reflected as revenues.

     EARNINGS PER SHARE

     In 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 which replaces primary earnings per share with basic earnings per share and requires dual presentation of basic and diluted earnings per share. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997. All historical earnings per share data included herein has been restated to reflect the adoption of SFAS No. 128.

     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of the incremental shares that would have been outstanding under the Company's stock option plans (see Note 9). The effect of the 5% Convertible Subordinated Preferred Equivalent Debentures (the "Debentures") on diluted earnings per share is anti-dilutive and, thus, has no impact.

     The following reconciles basic and diluted weighted average shares:

                                                            DECEMBER 31,
                                                  ----------------------------
                                                   1997       1996       1995
                                                  ------     ------     ------
                                                        (in thousands)
Basic weighted average number of
  shares outstanding ........................     96,052     89,842     77,595
Dilutive effect of stock option plans .......      1,510      1,139         --
                                                  ------     ------     ------
Dilutive weighted average number of
  shares outstanding ........................     97,562     90,981     77,595
                                                  ======     ======     ======

     FUTURE REPORTING REQUIREMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. The Company will adopt SFAS No. 130 in the first quarter of 1998. Had SFAS No. 130 been

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

adopted as of December 31, 1997, the primary adjustments and reclassifications to reflect net income on a comprehensive income basis for the years presented would have consisted of foreign currency translation adjustments and the effect of unrealized and realized gains on marketable securities.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131, effective for years beginning after December 31, 1997, requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS No. 131 in 1998 and is reviewing its segments in light of SFAS No. 131.

     In 1998 the FASB issued Statement of Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 will be effective for years beginning after December 15, 1997. Had the Company adopted SFAS No. 132 as of December 31, 1997, it would have had no impact on the consolidated financial statements of the Company.

2.   ACQUISITIONS

     On May 27, 1998, EVI completed a merger with Weatherford and changed its name to EVI Weatherford, Inc., merging Weatherford with and into EVI pursuant to an expected tax free merger (the "Merger") in which the stockholders of Weatherford receive 0.95 of a share of the Company's Common Stock in exchange for each outstanding share of Weatherford common stock. Based on the number of shares of Weatherford common stock outstanding as of May 27, 1998, approximately
48.9 million shares will be issued in the Merger. In addition, approximately 1.4 million shares of Common Stock have been reserved for issuance by the Company for outstanding options under Weatherford's compensation and benefit plans. The Merger was accounted for as a pooling of interests; accordingly, the accompanying supplemental financial statements have been restated to include the results of Weatherford for all periods presented.

     The separate results of EVI and Weatherford and the combined company were as follows (in thousands):

                                                    Year Ended December 31,
                                        ----------------------------------------------
                                            1997             1996             1995
                                        -----------      -----------      -----------
                                                        (in thousands)
Operating Revenues
   EVI ............................     $   892,264      $   478,020      $   271,675
   Weatherford ....................       1,083,965          994,468          858,907
   Merger adjustments .............          (7,140)          (5,218)          (4,779)
                                        -----------      -----------      -----------
Combined ..........................     $ 1,969,089      $ 1,467,270      $ 1,125,803
                                        ===========      ===========      ===========

Extraordinary Charge, Net of
   Taxes
   EVI ............................     $     9,010      $       731      $        --
   Weatherford ....................              --               --               --
                                        -----------      -----------      -----------
Combined ..........................     $     9,010      $       731      $        --
                                        ===========      ===========      ===========

Net Income (Loss)
   EVI ............................     $    74,685      $    98,166      $    11,311
   Weatherford ....................         112,900           70,073          (10,558)
   Merger adjustments .............             178           (2,417)            (312)
                                        -----------      -----------      -----------
Combined ..........................     $   187,763      $   165,822      $       441
                                        ===========      ===========      ===========

     Merger adjustments include the elimination of intercompany revenues of $7.1 million, $5.2 million and $4.8 million, respectively, and cost of sales of $5.7 million, $4.2 million and $4.3 million, respectively, for the years ended December 31, 1997, 1996 and 1995. Merger adjustments for the years ended December 31, 1997 and 1996

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


also include the elimination of expenses of $1.7 million and a gain of $2.7 million, respectively, recorded by Weatherford on the sale of Arrow Completion Systems, Inc. to EVI in December 1996.

    On December 3, 1997, the Company completed the acquisition of all of the outstanding shares of BMW Monarch (Lloydminster) Ltd. ("BMW Monarch") and BMW Pump, Inc. ("BMW Pump") for aggregate consideration of approximately $96.8 million in cash, including a final working capital adjustment, and $14.3 million in assumed debt. BMW Pump is a Canadian-based manufacturer of progressing cavity pumps and BMW Monarch is a Canadian supplier of progressing cavity pumps as well as other production related oilfield products.

     On December 2, 1997, the Company completed the acquisition of all of the capital stock of Trico Industries, Inc., ("Trico") in exchange for $105.0 million in cash and the assumption of $8.7 million of debt. Trico is a Texas-based manufacturer and distributor of sub-surface reciprocating pumps, sucker rods, accessories and hydraulic lift systems.

     On August 25, 1997, the Company completed the acquisition of XLS Holding, Inc. ("XL") in a transaction accounted for as a pooling of interests. XL designs, manufactures and markets high performance connectors for marine applications such as conductors, risers and offshore structural components. In connection with the acquisition, the Company issued approximately 0.9 million shares of Common Stock in exchange for all of the equity interests of XL. As the effect of this business combination is not significant, prior period financial statements were not restated.

     On May 1, 1997, the Company acquired GulfMark International, Inc. ("GulfMark") pursuant to a merger in which approximately 4.4 million shares of Common Stock were issued to the stockholders of GulfMark. Prior to the merger, GulfMark effected a spin-off to its stockholders of its marine transportation services business. The retained assets of GulfMark that were acquired by the Company in this transaction consisted of approximately 4.4 million shares of Common Stock, an erosion control company and certain other miscellaneous assets. The 4.4 million shares of Common Stock acquired are classified as "Treasury Stock, at Cost" on the accompanying consolidated balance sheet. Because the number of shares of Common Stock issued in the GulfMark acquisition approximated the number of shares of Common Stock held by GulfMark prior to the acquisition, the GulfMark acquisition had no material effect on the outstanding number of shares of Common Stock or equity of the Company.

     On April 14, 1997, the Company acquired TA Industries, Inc. ("TA"), a manufacturer of premium couplings and premium accessories, for approximately $44.1 million in cash and $19.7 million of assumed debt.

     On May 23, 1996, the Company acquired the business and assets of Nodeco AS, a Norwegian company, and its wholly-owned subsidiary, Aarbakke AS (collectively, "Nodeco"). Nodeco designs, manufactures, sells and rents oil and gas well completion products primarily consisting of liner hanger equipment and related services, as well as pump packers. The Company paid cash of approximately $14.4 million and issued 0.7 million shares of its Common Stock.

     On December 15, 1995, the Company acquired substantially all of the assets of the natural gas compression business of Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries") for approximately $130.0 million in cash. Energy Industries was engaged in the business of fabricating, selling, installing, renting and servicing natural gas compressor units used in the oil and gas industry.

     On October 5, 1995, the Company completed a merger with Enterra Corporation ("Enterra"), a worldwide provider of specialized services and products to the oil and gas industry through its oilfield, pipeline and gas compression services businesses. The Company issued approximately 22.5 million shares of Common Stock in exchange for all the outstanding shares of Enterra common stock. The merger was accounted for as a pooling of interests. In connection with the Enterra merger, the Company recorded acquisition-related costs totaling $59.9 million.

     The Company has also effected various other 1997, 1996 and 1995 acquisitions for a total consideration of approximately $82.2 million, $61.6 million and $13.2 million, respectively.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The acquisitions discussed above, with the exception of Weatherford, XL and Enterra, were accounted for using the purchase method of accounting. The results of operations of all such acquisitions are included in the Supplemental Consolidated Statements of Income from their respective dates of acquisition. The 1997 and 1996 acquisitions are not material individually nor in the aggregate for each applicable year, therefore pro forma information is not presented.

3.   SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the Supplemental Consolidated Statements of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Other current assets at December 31, 1997 and 1996 included cash of approximately $3.4 million and $1.7 million, respectively, which was restricted as a result of exchange controls in certain foreign countries or cash collateral requirements for performance bonds, letters of credit and customs bonds.

     Cash paid during the years ended December 31, 1997, 1996, and 1995 for interest and income taxes (net of refunds) was as follows:

                                               1997         1996         1995
                                             --------     --------     --------
                                                       (in thousands)
Interest paid ..........................     $ 43,389     $ 28,068     $ 29,650
Income taxes paid, net of refunds ......      121,302       21,367       19,270


     During the years ended December 31, 1997, 1996 and 1995 there were noncash investing activities of $24.4 million, $1.7 million and $3.6 million, respectively, relating to capital leases.

     The following summarizes investing activities relating to acquisitions:

                                                                 YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1997          1996           1995
                                                       ---------      ---------      ---------
                                                                    (in thousands)
Fair value of assets, net of cash acquired .......     $ 212,731      $ 109,565      $ 149,196
Goodwill .........................................       306,648         95,688         71,852
Total liabilities ................................      (197,902)       (74,442)       (38,442)
Common Stock issued ..............................            --        (50,734)       (35,275)
                                                       ---------      ---------      ---------
Cash consideration, net of cash acquired .........     $ 321,477      $  80,077      $ 147,331
                                                       =========      =========      =========

     During the year ended December 31, 1997, there were noncash financing activities of $8.8 million relating to tax benefits received from the exercise of nonqualified stock options. These benefits were recorded as a reduction of income taxes payable and an increase to additional paid-in capital.

4.   INVENTORIES

     Inventories by category are as follows:

                                                       DECEMBER 31,
                                                  ---------------------
                                                    1997         1996
                                                  --------     --------
                                                     (in thousands)
Raw materials, components and supplies ......     $238,349     $167,415
Work in process .............................       66,402       47,791
Finished goods ..............................      151,060      105,727
                                                  --------     --------
                                                  $455,811     $320,933
                                                  ========     ========

     Work in process and finished goods inventories include the cost of materials, labor and plant overhead.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.   PLANT CLOSURES

     The Company adopted a plan to close its Bastrop, Texas tool joint manufacturing facility and to combine its two packer facilities through the closure of one facility in Arlington, Texas in the fourth quarter of 1996. In connection with these decisions, the Company incurred a charge of $5.8 million associated with these closures. Of this charge, $4.3 million related to the tool joint facility closure and relocation of equipment from this facility and $1.5 million related to the consolidation of its packer facilities and the closure of one of the plants. The Company incurred $3.8 million in 1996 for costs associated with these actions during 1996, including costs relating to the relocation of equipment at its Bastrop facility to other facilities. The Company also accrued $2.0 million as part of the $5.8 million charge for exit costs that it expected to be incurred in 1997 relating to the closure of its Bastrop and Arlington facilities. Such costs included $0.8 million for severance and termination costs, $0.9 million for the reduction in the carrying value of its Bastrop facility in light of the intended plan of disposition of the facility and $0.3 million for the termination of the Arlington lease. Approximately 400 employees were affected by these closures. The closure of both the Bastrop and Arlington facilities had been substantially completed by June 1997.

6.   ACQUISITION-RELATED AND OTHER UNUSUAL CHARGES

     During the second quarter of 1995, management of Enterra made certain strategic decisions which resulted in $28.3 million of unusual charges. Such charges included a $10.0 million writedown to fair value, based on management's estimation of net sales price, related to three businesses to be sold. The remaining second quarter unusual charges of $18.2 million consisted primarily of asset writedowns related to certain excess facilities, equipment and inventories, as well as estimated costs in connection with the closure of certain pipeline businesses and the consolidation of certain oilfield service administrative and operating facilities. This restructuring resulted in reduction of approximately 120 employees.

     During the fourth quarter of 1995, the Company recorded expenses of $59.9 million related to the merger with Enterra and the financial impact of management decisions related to the future operations of the combined company. The acquisition-related costs primarily consisted of transaction costs, severance and termination agreements with former officers and employees, facility closure costs primarily to consolidate the oilfield service operations and administrative functions (reducing approximately 600 employees), and the reduction in recorded value of certain assets that had diminished future value in the operations of the combined company.

     A summary of the 1995 acquisition-related costs and other unusual charges follows (in thousands):

Enterra merger transaction-related costs .........     $18,800
Severance and termination costs ..................      12,488
Facility closure and consolidation costs .........      20,943
Writedowns of assets to be sold ..................      12,281
Other asset writedowns ...........................      21,972
Other ............................................       1,698
                                                       -------
                                                       $88,182
                                                       =======

7.   DISCONTINUED OPERATIONS AND DISPOSITIONS

     On November 11, 1996, the Company completed the sale of its contract drilling segment which was comprised of the Mallard Bay contract drilling division ("Mallard Division") to Parker, in exchange for cash of approximately $306.9 million and approximately 3.1 million shares of Parker common stock valued by the Company at approximately $20.0 million. The Company reported a net gain on the disposal of the Mallard Division of $66.9 million, net of taxes of $44.6 million.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The results of operations for the Mallard Division are reflected in the accompanying Supplemental Consolidated Statements of Income as "Discontinued Operations, Net of Taxes". Condensed results of the Mallard Division discontinued operations were as follows:

                                           ELEVEN
                                        MONTHS ENDED      YEAR ENDED
                                        NOVEMBER 11,     DECEMBER 31,
                                            1996             1995
                                        ------------     ------------
                                                (in thousands)
Revenues .............................     $81,310          $79,912
                                           -------          -------
Income before income taxes ...........      11,490           14,029
Provision for income taxes ...........       4,022            5,320
                                           -------          -------
Net income ...........................     $ 7,468          $ 8,709
                                           =======          =======

     During 1997, 1996 and 1995, the Company also sold certain non-core businesses. Such businesses included CRC-Evans Pipeline International, Inc., Total Engineering Services Team, Inc. and several others. Cash proceeds from these transactions totaled $68.8 million, $19.2 million and $9.5 million in 1997, 1996 and 1995, respectively, and were primarily used to repay bank debt.

8.   DEBT

     SHORT-TERM BORROWINGS AND REVOLVING CREDIT FACILITIES

                                                                           DECEMBER 31,
                                                                       1997          1996
                                                                     --------      --------
                                                                          (in thousands)
Revolving credit facilities .....................................     $24,243      $  2,924
Other ...........................................................          --         1,527
                                                                      -------      --------
                                                                      $24,243      $  4,451
                                                                      =======      ========
Weighted average interest rate on short-term borrowings
  outstanding during the year ...................................        6.57%         6.98%
Average borrowings during the year ..............................     $39,674      $ 69,378
Maximum borrowings outstanding during the year ..................     $47,688      $120,000

     In June 1996, the Company entered into a $120.0 million working capital facility and terminated the Company's prior U.S. working capital facility which resulted in an extraordinary charge of approximately $0.7 million, net of taxes of $0.4 million. Borrowings under this facility accrued interest at a variable rate based on prime or LIBOR, 8.75% at December 31, 1997, and are due on demand. At December 31, 1997, no debt was outstanding on this facility, however, approximately $5.5 million had been used to support outstanding letters of credit.

     In October 1997, the Company amended its $200.0 million revolving credit facility, reducing interest rates and fees and improving other terms and conditions. Amounts outstanding under this facility accrue interest at a variable rate, ranging from 0.25% to 0.625% above a specified Eurodollar rate, depending on the credit ratings assigned to the Company's 7 1/4% Senior Notes. The facility contains customary affirmative and negative covenants relating to working capital, earnings and net worth. At December 31, 1997, no debt was outstanding on this facility.

     The Company also has various credit facilities available only for stand-by letters of credit and bid and performance bonds, pursuant to which funds are available to the Company to secure performance obligations and certain retrospective premium adjustments under insurance policies. The Company had a total of $13.1 million of such letters of credit and bid and performance bonds outstanding at December 31, 1997.

     In August 1997, the Company entered into a Canadian line of credit agreement which provides for up to $31.5 million ($45.0 million Canadian). The facility contains customary affirmative and negative covenants relating to working capital, earnings and net worth. Borrowings accrued interest at a variable rate, approximately

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.46% at December 31, 1997 and were due on demand. At December 31, 1997, the Company had $24.2 million outstanding under this facility.

     In February 1998, the Company entered into a new $250.0 million working capital facility, consisting of a $200.0 million U.S. and a $50.0 million Canadian credit facilities, and terminated both the $120.0 million U.S. and $31.5 million Canadian working capital facilities.

     In May 1998, the Company amended the $250.0 million revolving credit facility and terminated its $200.0 million revolving credit facility (See Note
15).

     LONG-TERM DEBT

                                                                                    DECEMBER 31,
                                                                                ---------------------
                                                                                  1997         1996
                                                                                --------     --------
                                                                                   (in thousands)
Debentures with an effective interest rate of 5%, due 2027 ................     $402,500     $     --
                                                                                ========     ========

Senior Notes with an effective interest rate of 7.25% , due 2006 ..........     $200,000     $200,000
Senior Notes with an effective interest rate of 10.25%, due 2004 ..........           20      120,000
Bank term loan ............................................................           --       95,950
Industrial Revenue Bonds with variable interest rates, 3.85%
  and 4.46% at December 31, 1997, due 2002 ................................       10,840        2,810
Foreign bank debt, denominated in foreign currencies ......................        8,152       11,231
Capital lease obligations under various agreements ........................       28,376        9,256
Other .....................................................................       18,112        6,859
                                                                                --------     --------
                                                                                 265,500      446,106
Less: amounts due in one year .............................................       13,178       28,130
                                                                                --------     --------
Long-term debt ............................................................     $252,322     $417,976
                                                                                ========     ========

     The following is a summary of scheduled long-term debt maturities by year (in thousands):


1998 ............................................................     $ 13,178
1999 ............................................................       15,488
2000 ............................................................        8,432
2001 ............................................................        5,322
2002 ............................................................       13,036
Thereafter ......................................................      612,544
                                                                      --------
                                                                      $668,000
                                                                      ========

     In November 1997, the Company completed a private placement of $402.5 million principal amount of 5% Convertible Subordinated Preferred Equivalent Debentures (the "Debentures"). The net proceeds from the Debentures were $390.9 million. The Debentures are convertible at a price of $80 per share of Common Stock. The Debentures are redeemable by the Company at any time on or after November 4, 2000, at redemption prices described therein, and are subordinated in right of payment of principal and interest to the prior payment in full of certain existing and future senior indebtedness of the Company. The Company also has the right to defer payments of interest on the Debentures by extending the quarterly interest payment period on the Debentures for up to 20 consecutive quarters at anytime when the Company is not in default in the payment of interest. As evidenced by market transactions, the estimated fair value of the Debentures was $368.8 million as of December 31, 1997.

     The Company has outstanding $200.0 million of 7 1/4% Senior Notes due May 15, 2006 (the "7 1/4% Senior Notes). The 7 1/4% Senior Notes are unsecured obligations of the Company. Interest on the 7 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year. Based on the borrowing rates available to the Company, the fair value of the 7 1/4% Senior Notes approximates the carrying value at December 31, 1997 and 1996.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In December 1997, the Company completed a cash tender offer and consent solicitation (the "Tender Offer") relating to the Company's outstanding $120.0 million 10 1/4% Senior Notes due 2004 (the "Senior Notes"). An aggregate of $119.98 million principal amount of the Senior Notes were validly tendered by the Company pursuant to the Tender Offer. The prepayment of the Senior Notes resulted in an extraordinary charge, net of taxes of $5.6 million, of $9.0 million, or $0.09 per basic share, for the year ended December 31, 1997. The extraordinary charge consists of prepayment fees, other professional fees and the write off of unamortized debt issuance costs. At December 31, 1996, the estimated fair value of the Senior Notes was $126.0 million.

     In connection with the Company's acquisition of Enterra on October 5, 1995, and Trico on December 2, 1997, the Company assumed $3.5 million and $8.7 million of Variable Rate Demand Industrial Development Revenue Refunding Bonds (the "Bonds"), respectively. Contract terms require principal and interest payments to maturity, occurring in December 2002. In connection with the Bonds, the Company has letters of credit of $11.7 million.

     Upon the completion of the expansion of the Veracruz, Mexico tool joint manufacturing facility, the Company recorded the obligation of $16.3 million under its lease to reflect the terms thereof.

9.   STOCKHOLDERS' EQUITY

     AUTHORIZED SHARES

     In May 1998, the Company's Restated Certificate of Incorporation was amended and restated to increase the authorized number of shares of Common Stock from 80.0 million to 250.0 million.

     PREFERRED STOCK

     The Company is authorized to issue up to 3.0 million shares of $1.00 par value preferred stock. As of December 31, 1997, none had been issued.

     STOCK SPLIT

     At the Company's annual stockholders meeting on May 6, 1997, the stockholders approved a two-for-one split of the Common Stock, through a stock dividend and related amendment to the Company's Restated Certificate of Incorporation that increased the number of authorized shares of Common Stock from 40.0 million shares to 80.0 million shares. As a result of the stock split, all stock and per share data contained herein have been restated to reflect the effect of the two-for-one stock split.

     PUBLIC STOCK OFFERINGS

     On July 25, 1996, the Company completed a public offering of 6.9 million shares of Common Stock. The net proceeds of this offering were approximately $100.9 million. The Company also completed a public offering early in the fourth quarter of 1995, of 6.9 million shares of Common Stock. The net proceeds of that offering were approximately $72.6 million.

     STOCK REPURCHASE PLAN

     In December 1997, the Weatherford Board of Directors instituted a stock repurchase program under which up to $100.0 million of Weatherford common stock could be purchased in open market transactions or in privately negotiated transactions. Pursuant to this program, Weatherford purchased approximately 0.3 million shares of its common stock in December 1997. During 1998, Weatherford purchased approximately 1.0 million shares of its common stock. In connection with the Weatherford Merger, the stock repurchase program has been discontinued.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  STOCK-BASED COMPENSATION

     STOCK OPTION PLANS

     In May 1981, the Company's stockholders approved the Company's Employee Stock Option Plan ("Option Plan"), a non-qualified stock option plan. The plan expired in May 1991.

     The Company has a number of stock option plans pursuant to which officers and other key employees may be granted options to purchase shares of Common Stock at fair market value on the date of grant. The Company maintains a Non-Employee Director Stock Option Plan ("Director Plan"), a non-qualified stock option plan. Under the Director Plan, options to purchase up to 1.0 million shares may be granted to non-employee directors of the Company. Options to purchase 10,000 shares of Common Stock are automatically granted to each non-employee director on the date of their initial election and their reelection. At December 31, 1997, approximately 0.6 million were available for granting of such options. Weatherford had a similar plan, pursuant to which the non-employee directors of Weatherford received options exercisable six months after the date of grant.

     The Company also has in effect a 1992 Employee Stock Option Plan ("ESO Plan"). Under the ESO Plan, options to purchase up to an aggregate of 2.0 million shares of Common Stock may be granted to officers and key employees of the Company (including directors who are also key employees) and its subsidiaries. At December 31, 1997, approximately 0.3 million were available for granting of such options.

     Stock options vest after one to five years and expire after ten years from the date of grant. Information about the above stock option plans, including predecessor plans, for the three years ended December 31, 1997, is set forth below:

                                                                                                     WEIGHTED
                                                                                                      AVERAGE
                                                                NUMBER             RANGE OF          EXERCISE
                                                                  OF               EXERCISE            PRICE
                                                                SHARES              PRICES           PER SHARE
                                                              ---------      -------------------     ---------
Options outstanding, December 31, 1994................        2,265,653      $  1.35   - $ 23.47     $  10.74
     Granted  ........................................        1,215,457         6.98   -   24.70        17.46
     Exercised........................................         (419,031)        1.35   -   21.93        12.23
     Terminated.......................................         (403,184)       11.16   -   20.24        16.18
                                                              ---------
Options outstanding, December 31, 1995................        2,658,895         4.69   -   24.70        12.39
     Granted  ........................................          882,218        13.07   -   33.73        19.19
     Exercised........................................         (597,121)        5.75   -   21.92        12.41
     Terminated.......................................         (358,128)       17.58   -   29.98        20.83
                                                              ---------
Options outstanding, December 31, 1996................        2,585,864         4.69   -   33.73        13.61
     Granted  ........................................          741,613        27.81   -   32.19        29.05
     Exercised........................................         (903,898)        4.69   -   33.73        11.36
     Terminated.......................................          (47,908)       11.49   -   29.98        24.72
                                                              ---------                              --------
Options outstanding, December 31, 1997................        2,375,671         4.69   -   32.19     $  19.08
                                                              =========                              ========
Options exercisable as of December 31, 1997...........          948,906         4.69   -   14.63     $  13.28
                                                              =========                              ========

     The 2.3 million options outstanding at December 31, 1997, have a range of weighted average remaining contractual lives of 5.1 to 7.6 years. The 0.9 million options exercisable at December 31, 1997, have a range of weighted average remaining contractual lives of 4.0 to 7.5 years. The range of weighted average fair value of the options granted in 1997, 1996 and 1995 are from $12.96 to $17.49 and from $8.89 to $14.46 and from $5.24 to $8.53, respectively.

     In addition to the options in the above table, the Company granted options in 1995 and prior years to former directors, employees of acquired companies and to a former officer of Weatherford covered by separate agreements and not covered in an option plan. At December 31, 1997, approximately 0.1 million shares were outstanding and exercisable at a weighted average exercise price of $24.46. The Company also has a stock bonus plan (the "Bonus Plan"), whereby officers and certain key employees may be granted shares of Common Stock. At December 31,

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1997, substantially all options were granted, exercised or terminated. During 1997 and 1996, the Company recognized compensation expense with respect to the Bonus Plan of $0.1 million and $0.7 million, respectively. The Company granted no shares under the Bonus Plan in 1995.

     Prior to 1992, the Company granted stock appreciation rights ("SARs") in connection with options. At December 31, 1997, approximately 16,000 SARs were outstanding at an average price of $10.41. The SAR Plan was amended in 1992 to provide that no additional grants would be made. During 1997, 1996 and 1995, the Company recognized compensation expense of approximately $0.7 million, $0.2 million and $0.1 million, respectively.

     PRO FORMA COMPENSATION EXPENSE

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.1% to 6.9%; expected lives of four to seven years; expected volatility of 42% to 52% and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for future years, because as provided by SFAS No. 123, only the effects of awards granted after January 1, 1995 are considered in the pro forma calculation.

                                             1997                     1996                       1995
                                   ----------------------   ------------------------    -----------------------
                                       AS                       AS                          AS
                                    REPORTED    PRO FORMA    REPORTED     PRO FORMA      REPORTED     PRO FORMA
                                   ----------   ---------   ----------    ----------    ----------    ---------
Net income (in thousands)......    $  187,763   $ 183,281   $  165,822    $  162,933    $      441    $  (1,259)
Basic earnings per share.......          1.95        1.91         1.85          1.81          0.01        (0.02)
Diluted earnings per share.....          1.92        1.88         1.82          1.79          0.01        (0.02)

     RESTRICTED STOCK PLANS

     Weatherford had a restricted stock plan for certain officers of Weatherford (the "Restricted Plan") and a restricted stock plan for non-employee directors of Weatherford (the "Director Restricted Plan"; collectively, the "Restricted Stock Plans"), pursuant to which shares of Common Stock may be granted. Shares granted under the Restricted Stock Plans are subject to certain restrictions on ownership and transferability when granted. Restrictions applicable to shares granted under the Restricted Plan lapse in part based on continued employment and in part based on Company performance. Restrictions applicable to shares granted under the Director Restricted Plan were removed in connection with the Weatherford Merger and the Plan terminated. The compensation related to the restricted stock grants is deferred and amortized to expense on a straight-line basis over the period of time the restrictions are in place, and the unamortized portion is classified as a reduction of paid-in capital in the accompanying Supplemental Consolidated Balance Sheets.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table provides a summary of activity related to the Restricted Stock Plans:

                                                                                  NON-EMPLOYEE
                                                                      EMPLOYEE      DIRECTOR
                                                                       SHARES       SHARES
                                                                      --------      --------
Restricted shares outstanding, December 31, 1994 ................       51,140            --
     Granted ....................................................       28,025            --
     Terminated .................................................      (44,833)           --
                                                                      --------
Restricted shares outstanding, December 31, 1995 ................       34,332            --
     Granted ....................................................       29,450            --
     Terminated .................................................      (35,848)           --
                                                                      --------
Restricted shares outstanding, December 31, 1996 ................       27,934            --
     Granted ....................................................       86,489        10,296
     Terminated .................................................      (25,679)           --
                                                                      --------      --------
Restricted shares outstanding, December 31, 1997 ................       88,744        10,296
                                                                      ========      ========
Shares available for future grant as of December 31, 1997 .......       36,476       227,204
                                                                      ========      ========

Compensation Expense (in thousands):
     1997                                                             $  1,146      $    120
     1996                                                                  418            --
     1995                                                                  392            --
Deferred Compensation at December 31 (in thousands):
     1997                                                             $  3,095      $    352
     1996                                                                1,445            --

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has an employee stock purchase plan (the "ESPP"), pursuant to which eligible employees can purchase shares of Common Stock through payroll deductions. The Company matches a specified percentage of the employee contributions made to the ESPP. Company matching contributions totaled approximately $162,000, $88,000 and $48,000 during 1997, 1996 and 1995, respectively. There were approximately 51,015 shares available for future purchases under the ESPP at December 31, 1997.

     EXECUTIVE DEFERRED COMPENSATION PLAN

     In May 1992, the Company's stockholders approved the Executive Deferred Compensation Stock Ownership Plan (the "EDC Plan"). Under the EDC Plan, a portion of the compensation for certain key employees of the Company and its subsidiaries, including officers and employee directors, can be deferred for payment after retirement or termination of employment.

     The Company has established a grantor trust to fund the benefits under the EDC Plan. The funds provided to such trust are invested by a trustee independent of the Company primarily in Common Stock of the Company which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Accordingly, the Common Stock held by the trust has been consolidated for accounting purposes and is included in the accompanying Supplemental Consolidated Statements of Stockholders' Equity as "Treasury Stock, at Cost" and reflected as such on the Supplemental Consolidated Balance Sheets.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  INCOME TAXES

     The components of income (loss) before income taxes were as follows:

                                                     1997         1996            1995
                                                  ---------     ---------      ---------
                                                             (in thousands)
Domestic ....................................     $ 202,297     $  71,354      $ (42,029)
Foreign .....................................       102,664        61,320         29,054
                                                  ---------     ---------      ---------
                                                  $ 304,961     $ 132,674      $ (12,975)
                                                  =========     =========      =========

     The Company's income tax provision (benefit) consisted of the following:

                                                     1997        1996          1995
                                                  --------     --------      --------
                                                            (in thousands)
Current
  U.S. federal and state income taxes .......     $ 39,623     $ 14,801      $ (2,791)
  Foreign ...................................       33,106       21,574        16,756
                                                  --------     --------      --------
    Total Current ...........................     $ 72,729     $ 36,375      $ 13,965
                                                  --------     --------      --------
Deferred
  U.S. federal ..............................     $ 23,405     $  2,410      $(23,836)
  Foreign ...................................       12,054        1,728         5,164
                                                  --------     --------      --------
    Total Deferred ..........................     $ 35,459     $  4,138      $(18,672)
                                                  --------     --------      --------
                                                  $108,188     $ 40,513      $ (4,707)
                                                  ========     ========      ========

     Total income tax provision (benefit) was recorded as follows:

                                                     1997           1996           1995
                                                  ---------      ---------      ---------
                                                               (in thousands)
Income (loss) from continuing operations ....     $ 108,188      $  40,513      $  (4,707)
Discontinued operations .....................            --          4,022          5,320
Gain on disposal of discontinued operations .            --         44,600             --
Extraordinary charge ........................        (5,640)          (394)            --
                                                  ---------      ---------      ---------
                                                  $ 102,548      $  88,741      $     613
                                                  =========      =========      =========

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income from continuing operations before income taxes for the three years ended December 31, 1997 is analyzed below:

                                                                          1997           1996           1995
                                                                        --------       --------       --------
Statutory federal income tax rate .................................         35.0%          35.0%          35.0%
Effect of state income tax (net) and Alternative Minimum Tax ......          0.3            3.1           (8.1)
Effect of non-deductible expenses .................................          1.4            1.6          (41.8)
Utilization of net operating loss carryforward ....................         (2.7)          (7.3)         128.6
Effect of foreign income tax, net .................................          2.7             --          (63.3)
Foreign losses benefited ..........................................           --           (0.4)           1.2
Foreign Sales Corporation benefit .................................         (0.3)           0.2            0.6
Research and development credit benefit ...........................           --             --            1.5
Benefit of tax dispute settlement .................................           --           (2.9)            --
Other .............................................................         (0.9)           1.2          (17.4)
                                                                        --------       --------       --------
                                                                            35.5%          30.5%          36.3%
                                                                        ========       ========       ========

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The change in the valuation allowance in 1997 and 1996 primarily relates to the utilization of U.S. net operating losses ("NOL") and tax credit carryforwards and management's assessment that future taxable income will be sufficient to enable the Company to utilize remaining NOL and tax credit carryforwards.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) were as follows:

                                                                           DECEMBER 31,
                                                                     ----------------------
                                                                       1997          1996
                                                                     --------      --------
                                                                         (in thousands)
Deferred tax assets:
  Domestic and foreign operating losses ........................     $ 15,709      $ 32,495
  Accrued liabilities and reserves .............................       44,122        56,402
  Foreign taxes on unremitted foreign earnings .................       16,985         7,443
  Tax benefit transfer leases acquired .........................        3,991         4,807
  Other differences between financial and tax basis ............        1,126            --
  Valuation allowance ..........................................       (4,716)      (12,854)
                                                                     --------      --------
Total deferred tax assets ......................................     $ 77,217      $ 88,293
                                                                     --------      --------
Deferred tax liabilities:
  Property and equipment .......................................     $(56,747)     $(40,391)
  Unremitted foreign earnings ..................................      (23,517)       (7,971)
  Differences between financial and tax basis of inventory .....      (12,010)      (11,191)
  Other differences between financial and tax basis ............       (4,593)      (21,508)
                                                                     --------      --------
Total deferred tax liability ...................................      (96,867)      (81,061)
                                                                     --------      --------
Net deferred tax asset (liability) .............................     $(19,650)     $  7,232
                                                                     ========      ========

     At December 31, 1997, the Company had $10.5 million of U.S. net operating losses which were generated by certain subsidiaries prior to their acquisition. The use of these pre-acquisition operating losses is subject to limitations imposed by the Internal Revenue Code and is also restricted to the taxable income of the subsidiaries generating the losses. These U.S. carryforwards, if not utilized will expire between 1999 and 2009.

     On October 11, 1996, the Company entered into a $3.9 million tax settlement plus accrued interest of $2.5 million with the United States Internal Revenue Service ("I.R.S.") relating to a dispute regarding the tax impact to the Company upon the dissolution of an oil and gas joint venture in 1990. The tax liability with respect to the dissolution had been previously provided for as a deferred tax liability in the Company's consolidated financial statements. This settlement resulted in the Company recognizing a $4.0 million tax benefit in 1996 due to the elimination of certain previously accrued deferred taxes that will no longer be required to be paid as a result of this settlement.

12.   RETIREMENT AND EMPLOYEE BENEFIT PLANS

     The Company has defined benefit pension plans covering certain U.S. employees and international employees. Plan benefits are generally based on years of service and average compensation levels. The Company's funding policy is to contribute, at a minimum, the annual amount required under applicable governmental regulations. With respect to certain international plans, the Company has purchased irrevocable annuity contracts to settle certain benefit obligations. Plan assets are invested primarily in equity and fixed income mutual funds.

     Pension expense related to the Company's defined benefit pension plans included the following components:

                                                                        1997        1996         1995
                                                                      -------      -------      -------
                                                                              (in thousands)
Service cost--benefits earned during the period .................     $   961      $ 1,248      $   692
Interest cost on projected benefit obligation ...................         386          427          365
Actual return on plan assets ....................................        (391)        (466)        (354)
Net amortization and deferral ...................................          48          213          115
                                                                      -------      -------      -------
                                                                      $ 1,004      $ 1,422      $   818
                                                                      =======      =======      =======

                EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table sets forth the funded status of the Company's defined benefit pension plans and the assumptions used in computing such information:

                                                                 U.S. PLANS                 NON-U.S. PLANS
                                                            ---------------------       ---------------------
                                                              1997          1996         1997           1996
                                                            -------       -------       -------       -------
                                                                     (in thousands, except percentages)
Actuarial present value of benefit obligations:
Vested benefit obligation .............................     $ 1,356       $ 1,257       $ 3,053       $ 2,933
                                                            =======       =======       =======       =======
Accumulated benefit obligation ........................     $ 1,599       $ 1,902       $ 3,531       $ 3,388
                                                            =======       =======       =======       =======
Projected benefit obligation ..........................     $ 1,599       $ 2,026       $ 4,261       $ 4,192
Plan assets at fair value .............................       1,487         1,383         2,553         2,194
                                                            -------       -------       -------       -------
Projected benefit obligation in excess of
  plan assets .........................................        (112)         (643)       (1,708)       (1,998)
Unrecognized prior service cost .......................        (620)         (637)          124           158
Unrecognized net (gain) loss ..........................         457           592          (758)         (775)
Unrecognized transition obligation ....................          --            --            81           125
                                                            -------       -------       -------       -------
Unfunded accrued pension cost .........................        (275)         (688)       (2,261)       (2,490)
Adjustment for minimum liability ......................          --            (9)           --            --
                                                            -------       -------       -------       -------
Pension liability .....................................     $  (275)      $  (697)      $(2,261)      $(2,490)
                                                            =======       =======       =======       =======
Assumed discount rates ................................        7.25%         7.25%      6.0%-8.0%     6.5%-8.0%
Assumed rates of increase in compensation
  levels ..............................................         4.0%          4.0%      3.7%-5.0%     3.7%-5.0%
Assumed expected long-term rate of return
  on plan assets ......................................         8.0%          8.0%          8.0%          8.0%

     The Company also has defined contribution plans covering certain of its employees. Expense related to these plans totaled $3.6 million, $3.7 million and $4.7 million in 1997, 1996 and 1995, respectively.

13.  DISPUTES, LITIGATION AND CONTINGENCIES

     LITIGATION AND OTHER DISPUTES

     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation would not have a material adverse effect on the Company's consolidated financial position or its results of operations with or without consideration of insurance coverage.

     INSURANCE

     The Company is partially self-insured for employee health insurance claims and for workers' compensation claims for certain of its employees. Although the Company believes that adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management's estimates of these liabilities will change over the near term as circumstances develop.

14.  COMMITMENTS

     The Company is committed under various noncancelable operating leases which primarily relate to office space and equipment. Total lease expense incurred under noncancelable operating leases was approximately $27.9 million, $26.4 million and $22.3 million for the years ended December 31, 1997, 1996, and 1995, respectively.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Future minimum rental commitments under these noncancelable operating leases are as follows (in thousands):

     1998........................................................    $   19,260
     1999........................................................        18,543
     2000........................................................        10,595
     2001........................................................         7,707
     2002........................................................         5,829
     Thereafter..................................................        37,666
                                                                     ----------
                                                                     $   99,600
                                                                     ==========

     In January 1996, the Company entered into a long-term manufacturing and sales agreement with Oil Country Tubular, Ltd. ("OCTL") pursuant to which OCTL manufactures drill pipe and premium tubulars for the Company on an exclusive basis at OCTL's plant in India.

15.  RELATED PARTY TRANSACTIONS

     The Company incurred legal fees of $2.7 million, $2.2 million and $1.2 million during 1997, 1996 and 1995, respectively, with a law firm in which a director of the Company is a partner.

     In 1997, the Company paid Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc., a major stockholder of the Company, approximately $2.0 million for dealer management fees associated with the Tender Offer of the Senior Notes and the Debenture offering. The Company incurred fees of approximately $6.7 million associated with the Company's public offering and the disposition of the Mallard Division in 1996, and underwriting fees of $4.0 million associated with its public offering in 1995. The fee arrangements associated with these transactions were on terms standard in the industry.

16.  SUBSEQUENT EVENTS

     On December 12, 1997, the Company entered into an agreement to acquire Christiana Companies, Inc. ("Christiana") pursuant to a tax free merger (the "Christiana Merger"), in which approximately 3.9 million shares of the Company's Common Stock will be issued to the stockholders of Christiana. Prior to the Christiana Merger, Christiana will sell two-thirds of its interest (the "Logistic Sale") in Total Logistic Control, LLC ("Logistic"), to C2, Inc. for consideration of approximately $10.7 million. Following the Logistic Sale, the remaining assets of Christiana will consist of (i) approximately 3.9 million shares of the Company's Common Stock, (ii) a one-third interest in Logistic,
(iii) cash and other assets with a book value of approximately $10.0 million and
(iv) a contingent cash payment of up to $10.0 million payable no earlier than five years after the effective date of the Christiana Merger to the extent such funds are not required to satisfy contingent claims against Christiana. Because the number of shares of Common Stock to be issued in the acquisition approximate the number of shares to be acquired, the Christiana Merger will have no material impact on the outstanding number of shares or equity of the Company.

     The Christiana Merger is subject to various conditions, including approval by the stockholders of the Company and Christiana and the receipt of required regulatory approvals and the expiration or termination of all waiting periods (and extensions thereof) under the Hart-Scott-Rodino Act. Although there can be no assurance that the Christiana Merger will close, the Company currently anticipates that the acquisition will be consummated shortly after receipt of such regulatory approvals and the approval of the Christiana Merger by the stockholders of the Company and Christiana, and the approval of the Logistic Sale by the stockholders of Christiana.

     On January 12, 1998, the Company completed the acquisition of the Houston Well Screen group of companies ("HWS") from Van der Horst Limited, a Singapore company, for a net purchase price of approximately $27.6 million in cash. The HWS acquisition includes the purchase of Van der Horst USA Inc., which is the holding company of Houston Well Screen Company and of Houston Well Screen Asia Pte Ltd. which has operations in Singapore and Indonesia. HWS makes wedge-wire screen products for use in oil and gas production and other applications.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On January 15, 1998, the Company completed the acquisition of Taro Industries Limited ("Taro"), an Alberta corporation in which approximately 0.8 million shares of the Company's Common Stock have been issued to the shareholders of Taro in exchange for their shares of Taro stock. Taro is a Canadian provider of well automation, gas compression, and drilling equipment distribution and will be integrated into the Company's production equipment segment.

     On February 19, 1998, the Company completed the acquisition of Ampscot Equipment Ltd., an Alberta corporation ("Ampscot") for approximately $57.1 million in cash. Ampscot is a Canadian-based manufacturer of pumping units.

     In February 1998, the Company entered into a new credit agreement which provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility and terminated both the $120.0 million and $31.5 million Canadian working capital facilities.

     In May 1998, the Company amended its $250.0 million revolving credit facility and terminated its $200.0 million revolving credit facility. Amounts outstanding under the amended facility accrue interest at a variable rate based on either prime or LIBOR and are secured by pledges of various stock of the Company's domestic and foreign subsidiaries. In addition, certain of the Company's domestic subsidiaries are guarantors of the facility. A commitment fee ranging from 0.09% to 0.20% per annum, depending on the credit ratings assigned to the 7 1/4% Senior Notes, is payable quarterly on the unused portion of the facility. The facility contains customary affirmative and negative covenants relating to working capital, earnings and net worth.

     In the second quarter of 1998, the Company estimates that it will report approximately $60.0 million, net of taxes, in unusual charges associated with the Merger. Such costs primarily consists of transactions costs, severance and termination payments to former officers and employees, facility closure costs and costs associated with the closure of excess and duplicative distribution and service locations primarily due to integrating EVI's businesses with Weatherford's businesses and the impairment of various assets as a result of the combination of operations and rationalization of product lines and the elimination of certain products, services and operations as a result of the changes in the operations of the Company following the Merger.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.   SEGMENT INFORMATION

     BUSINESS SEGMENTS

     Financial information by industry segment for each of the three years ended December 31, 1997, is summarized below. Identifiable assets exclude net assets relating to the Mallard Division of approximately $95.5 million at December 31, 1995. Corporate assets principally include cash and cash equivalents and tax assets and liabilities.

                                             COMPLETION                   ARTIFICIAL
                                            AND OILFIELD     DRILLING      LIFT AND
                                              SERVICES       PRODUCTS     COMPRESSION     CORPORATE          TOTAL
                                             ----------     ----------    -----------     ----------      ----------
 1997                                                          (in thousands)
  Sales to unaffiliated customers ......     $  929,001     $  611,715     $  428,373     $       --      $1,969,089
  Operating income (loss) ..............        215,412        120,830         37,566        (37,816)        335,992
  Identifiable assets ..................        919,198        674,388      1,064,612         79,712       2,737,910
  Depreciation and amortization ........         84,882         23,610         30,591          3,848         142,931
  Capital expenditures and other
    acquisitions of property,
      plant, and equipment .............        124,402        107,071         90,351          2,970         324,794

1996
  Sales to unaffiliated customers ......     $  824,639     $  337,312     $  305,319     $       --      $1,467,270
  Operating income (loss) ..............        146,332         42,573         19,500        (39,304)        169,101
  Identifiable assets ..................        952,445        386,245        614,584        290,359       2,243,633
  Depreciation and amortization ........         80,582         11,046         29,419            783         121,830
  Capital expenditures and other
    acquisitions of property,
      plant, and equipment .............        121,024         62,008         55,503             68         238,603

1995
  Sales to unaffiliated customers ......     $  759,309     $  149,462     $  217,032     $       --      $1,125,803
  Acquisition-related costs and
    other unusual charges ..............         59,171             --             --         29,011          88,182
  Operating income (loss) ..............          5,116         14,425         16,276        (23,697)         12,120
  Identifiable assets ..................        916,831        218,201        406,953         73,092       1,615,077
  Depreciation and amortization ........         79,381          7,170         19,690          1,819         108,060
  Capital expenditures and other
    acquisitions of property,
      plant, and equipment .............         93,863         25,422         24,559            160         144,004

     During 1996, the Company incurred a charge of $5.8 million associated with plant closures. Of this charge, $4.3 million related to the closure of a tool joint facility within the drilling products segment and $1.5 million related to the closure of a packer facility within the completion and oilfield services segment. Operating income for 1996 for the drilling products and completion and oilfield services segments include accruals included within the $5.8 million charge of $1.5 million and $0.5 million, respectively, for such plant closures.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     MAJOR CUSTOMERS AND CREDIT RISK

     Substantially all of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to large international companies or are secured by letter of credit or similar arrangements.

     In 1997, 1996 and 1995, there was no individual customer who accounted for 10% of consolidated revenues.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     FOREIGN OPERATIONS AND EXPORT SALES

     The Company's equipment and services are used in approximately 84 countries by U.S. customers operating abroad and by foreign customers. Sales of equipment and services outside the United States accounted for 52%, 53% and 52% of total revenues in 1997, 1996 and 1995, respectively, based upon the ultimate destination in which equipment or services were sold, shipped or provided to the customer by the Company.

     Financial information by geographic segment for each of the three years ended December 31, 1997, is summarized below. Intergeographic revenues are accounted for at prices that approximate arm's length market prices. Certain prior year balances have been restated to conform with current year presentation.


                                                                          FOREIGN
                                                  ------------------------------------------------------
                                     UNITED                    LATIN
                                     STATES        CANADA     AMERICA     EUROPE      AFRICA     OTHER     ELIMINATIONS    TOTAL
                                   -----------   ---------   ---------   ---------   ---------   --------  ------------  ----------
                                                                        (in thousands)
1997
   Operating revenues from
     unaffiliated customers.....   $ 1,205,633   $ 257,478   $ 118,762   $ 149,223   $  70,037  $ 167,956   $      --   $1,969,089
   Transfers between
     geographic areas...........        46,868      11,664      52,092      19,917       5,601      1,901    (138,043)          --
                                   -----------   ---------   ---------   ---------   ---------   --------   ----------  ----------
   Total revenues...............     1,252,501     269,142     170,854     169,140      75,638    169,857    (138,043)   1,969,089
   Operating income ............       237,919      38,298       9,844      31,123      18,240     13,446     (12,878)     335,992
   Identifiable assets..........     1,529,432     410,475     303,118     188,133      63,677    174,835      68,240    2,737,910
   Export sales of U.S.
     companies..................            --      26,293      38,280      28,414      16,229     69,923          --      179,139

1996
   Operating revenues from
     unaffiliated customers.....   $   928,956   $ 143,610   $  74,109  $  148,094   $  72,457  $ 100,044   $      --   $1,467,270
   Transfers between.
     geographic areas...........        29,856         566      12,505       9,848       5,452      1,860     (60,087)          --
                                   -----------   ---------   ---------   ---------   ---------   --------   ----------  ----------
   Total revenues...............       958,812     144,176      86,614     157,942      77,909    101,904     (60,087)   1,467,270
   Operating income.............       102,992      19,264      11,823      18,526      17,773      6,681      (7,958)     169,101
   Identifiable assets..........     1,458,554     159,000     189,689     201,137      67,856    116,206      51,191    2,243,633
   Export sales of U.S.
     companies..................            --      14,309      36,296      43,924      30,206     80,385          --      205,120

1995
   Operating revenues from
     unaffiliated customers.....   $   691,983   $ 144,066   $  49,521  $  110,065  $   57,450  $  72,718   $      --   $1,125,803
   Transfers between
     geographic areas...........        14,631         167      14,973       6,049          --      1,879     (37,699)          --
                                   -----------   ---------   ---------   ---------   ---------   --------   ----------  ----------
   Total revenues...............       706,614     144,233      64,494     116,114      57,450     74,597     (37,699)   1,125,803
   Acquisition-related costs
     and other unusual
       charges..................        43,276       2,850         259       4,302         624      7,860      29,011       88,182
   Operating income.............        13,416      15,694       9,642       2,027      15,389     (5,836)    (38,212)      12,120
   Identifiable assets..........     1,074,720     103,565      86,748     141,673      40,299    103,756      64,316    1,615,077
   Export sales of U.S.
     companies..................            --      21,711      25,394      28,977      19,605     32,781          --      128,468

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tabulation sets forth unaudited quarterly financial data for 1997 and 1996.

                                          1ST QTR.   (1)     2ND QTR.  (1)      3RD QTR.  (1)      4TH QTR.             TOTAL
                                         ----------         ----------         ----------         ----------         ------------
                                                                     (in thousands, except per share amounts)
1997
   Revenues.........................     $  431,253         $  476,999         $  509,718         $  551,119         $  1,969,089
   Gross Profit.....................        124,262            139,813            158,264            175,624              597,963
   SG&A                                      57,783             64,651             66,683             75,436              264,553
   Operating Income.................         66,988             75,705             92,283            101,016              335,992
   Interest Expense.................        (10,545)           (10,603)           (10,125)           (12,000)             (43,273)
   Income from Continuing
     Operations.....................         37,903             45,741             53,726             59,403              196,773
   Net Income.......................         37,903             45,741             53,726             50,393  (2)         187,763
  Depreciation and Amortization.....         34,023             35,744             36,203             36,961              142,931
  Basic EPS:
    Income from Continuing
      Operations....................     $     0.40         $     0.48         $     0.56         $     0.61         $       2.04
    Net Income......................           0.40               0.48               0.56               0.52  (2)            1.95
  Diluted EPS:
     Income from Continuing
      Operations....................           0.39               0.47               0.55               0.60                 2.01
     Net Income.....................           0.39               0.47               0.55               0.51  (2)            1.92

1996
   Revenues.........................     $  308,685         $  332,110         $  392,060         $  434,415         $  1,467,270
   Gross Profit.....................         79,385             85,125            104,056            107,890              376,456
   SG&A                                      48,537             49,707             52,361             58,828              209,433
   Operating Income.................         31,349             36,273             52,148             49,331              169,101
   Interest Expense.................         (8,900)            (9,757)           (10,322)           (10,389)             (39,368)
   Income from Continuing
     Operations.....................         15,182             18,017             26,586             32,376               92,161
   Net Income.......................         16,782  (3)        19,034  (3)(4)     29,428  (3)       100,578  (3)(5)      165,822
   Depreciation and Amortization....         28,712             29,382             30,867             32,869              121,830
   Basic EPS:
     Income from Continuing
       Operations...................     $     0.18         $     0.21         $     0.29         $     0.34         $       1.03

     Net Income.....................           0.20  (3)          0.22   (3)(4)      0.32  (3)          1.05  (3)(5)         1.85
   Diluted EPS:
     Income from Continuing
       Operations...................           0.18               0.21               0.28               0.34                 1.01
     Net Income.....................           0.20  (3)          0.22   (3)(4)      0.31  (3)          1.04  (3)(5)         1.82

(1) The first, second and third quarters of 1997 quarterly financial data has been restated from amounts previously reported in the Company's respective Forms 10-Q to reclassify certain amounts to conform with prior periods' presentation and to classify the Veracruz, Mexico facility as a capital lease to reflect the current terms thereof.
(2) Includes the extraordinary charge, net of taxes, of approximately $9.0 million related to the repayment of the Senior Notes in the fourth quarter of 1997.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) Includes income from discontinued operations, net of taxes, of approximately $1.6 million, $1.7 million, $2.8 million and $1.3 million recorded in the first, second, third and fourth quarters of 1996, respectively.
(4) Includes the extraordinary charge, net of taxes, of approximately $0.7 million recorded in the second quarter of 1996.
(5) Includes the gain on disposal of discontinued operations, net of taxes, of approximately $66.9 million recorded in the fourth quarter of 1996.

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES

ITEM 9. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                   SCHEDULE II

                     EVI WEATHERFORD, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS AND ALLOWANCES
FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                                                 ADDITIONS
                                                           ----------------------------------------------------
                                             BALANCE AT    CHARGED TO                                BALANCE AT
                                              BEGINNING     COSTS AND                                  END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     COLLECTIONS   DEDUCTIONS      PERIOD
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997:
     Allowance for uncollectible accounts
       receivable........................    $   16,824    $    13,248   $       112   $   (6,711)   $   23,473
YEAR ENDED DECEMBER 31, 1996:
     Allowance for uncollectible accounts
       receivable........................    $   16,304    $     4,608   $         4   $   (4,092)   $   16,824
YEAR ENDED DECEMBER 31, 1995
     Allowance for uncollectible accounts
       receivable........................    $   11,791    $     6,751   $        92   $   (2,330)   $   16,304

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

                      (c)              Exhibits.

          4.1       - Amended and Restated Credit Agreement dated as of May 27,
                      1998, among EVI Weatherford, Inc., EVI Oil Tools Canada Ltd., Chase Bank of Texas, National Association, as U.S. Administrative Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Agent, ABN AMRO Bank, N.V., as Syndication Agent, and the other Lenders defined therein, including the forms of Notes.

          23.1      - Consent of Arthur Andersen LLP with respect to the
                      restated financial statements of EVI Weatherford, Inc.

          27.1      - Financial Data Schedule

          27.2      - Financial Data Schedule

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         EVI WEATHERFORD, INC.

Dated: June 15, 1998                     /s/ Frances R. Powell
                                         ---------------------------------------
                                             Frances R. Powell
                                             Vice President, Accounting
                                               and Controller

                                INDEX TO EXHIBITS

         Number                             Exhibit
         ------                             -------

           4.1 Amended and Restated Credit Agreement dated as of May 27, 1998, among EVI Weatherford, Inc., EVI Oil Tools Canada Ltd., Chase Bank of Texas, National Association, as U.S. Administrative Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Agent, ABN AMRO Bank, N.V., as Syndication Agent, and the other Lenders defined therein, including the forms of Notes.

          23.1 Consent of Arthur Andersen LLP with respect to the restated financial statements of EVI Weatherford, Inc.

          27.1      Financial Data Schedule

          27.2      Financial Data Schedule